UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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COMSCORE, INC.

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11950 Democracy Drive
Suite 600
Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 26, 2011

To the Stockholders of comScore, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of comScore, Inc. (the “Company”) will be held at the Company’s offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 on Tuesday, July 26, 2011, at 2:15 p.m. EDT for the following purposes:

•	to elect three Class I members of the board of directors to serve until the 2014 annual meeting of stockholders;

•	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	to hold an advisory vote as to the compensation awarded to our named executive officers in 2010;

•	to hold an advisory vote as to the frequency of future stockholder advisory votes regarding the compensation awarded to our named executive officers;

•	to approve the amendment and restatement of our 2007 Equity Incentive Plan primarily to, among other things, allow the Company to qualify awards granted thereunder as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code; and

•	to transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on May 31, 2011 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting.

Your vote is important. Whether or not you plan to attend this meeting, please vote today using the enclosed proxy card to vote by Internet or by signing, dating and returning the proxy card in the postage-paid envelope provided. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should instruct it on how to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on July 26, 2011

Our proxy statement is attached. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement, our 2010 Annual Report on Form 10-K and our Amendment No. 1 to our Annual Report on Form 10-K/A are available on our corporate website at www.comscore.com.

By Order of the Board of Directors,

/s/  Christiana L. Lin
Christiana L. Lin
General Counsel and Secretary

Reston, Virginia
June 10, 2011

COMSCORE, INC.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

JULY 26, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on Tuesday, July 26, 2011 at 2:15 p.m. EDT at comScore’s offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

A copy of our Annual Report on Form 10-K and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2010, together with this proxy statement and accompanying proxy card and notice, will be first mailed on or about June 13, 2011 to our stockholders of record.

This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax, electronic mail or personal interview without additional consideration. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

Our principal executive offices are located at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, and our telephone number is (703) 438-2000.

Shares Entitled to Vote and Quorum Requirement

Stockholders of record of our common stock at the close of business on May 31, 2011 are entitled to notice of, and to vote at, our 2011 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of May 31, 2011, 31,855,346 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on May 31, 2011 will constitute a quorum. Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

Voting Procedures

A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States. You may also vote by Internet according to the instructions included on the proxy card.

Unless you provide different instructions on your proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of all of the director nominees listed in Proposal No. 1; FOR the ratification of the appointment of our independent public registered accounting firm in Proposal No. 2; FOR the advisory vote for approval of compensation awarded to our named executive officers in Proposal No. 3; and FOR the vote for amendment and restatement of our 2007 Equity Incentive Plan as described in Proposal No. 5. With respect to Proposal No. 4, the advisory vote for the frequency of shareholder votes on compensation awarded to our named executive officers, you may vote for

ONE, TWO or THREE years. If you do not vote, your vote will not be counted in the determination of which option receives the largest number of votes cast. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

The persons named as attorneys-in-fact to vote the proxies, Magid M. Abraham and Kenneth J. Tarpey, were selected by the board of directors and are executive officers of the company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. In the past, if a stockholder held shares in street name and did not indicate how the holder wanted the shares voted in the election of directors, the stockholder’s bank or broker was allowed to vote those shares on the stockholder’s behalf in the election of directors as they felt appropriate. Recent changes in regulations were made to take away the ability of a stockholder’s bank or broker to vote uninstructed shares in the election of directors on a discretionary basis. Thus, if a stockholder holds shares in street name and does not instruct the bank or broker how to vote in the election of directors, no votes will be cast on that stockholder’s behalf. The stockholder’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2 of this proxy statement).

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal. The approval of executive officer compensation listed in Proposal No. 3 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal. However, this vote is advisory only, and will not be binding upon our board of directors. The frequency of shareholder votes on compensation awarded to our executive officers that receives the highest number of votes cast will be deemed to be the frequency chosen by the stockholders in Proposal No. 4. However, this vote is advisory only, and will not be binding upon our board of directors. The amendment and restatement of our 2007 Equity Incentive Plan as described in Proposal No. 5 will be approved if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote FOR such proposal.

Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting by Internet according to the instructions included on the proxy card, (iii) voting in person at the meeting or (iv) submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please carefully review, complete, sign, date and return the accompanying proxy card or vote by Internet whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the meeting and voting in person. However, merely attending the meeting will not revoke your submitted proxy unless you specifically request your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.

All votes cast at the meeting will be tabulated by the persons appointed by our board of directors to act as inspectors of election for the meeting.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names of our directors and executive officers and their ages, positions and biographies as of June 10, 2011 are set forth below. Our executive officers are appointed by, and server at the discretion of, our board of directors. There are no family relationships among our directors or executive officers.

Name	Age	Position

Magid M. Abraham	53	President, Chief Executive Officer and Class I Director
Gian M. Fulgoni	63	Executive Chairman of the Board of Directors and Class III Director
Gregory T. Dale	41	Chief Operating Officer
Jeffrey Ganek(1)	58	Class III Director
Bruce Golden(2)	52	Class III Director
William J. Henderson(1)(2)	63	Class II Director
William Katz(2)(3)	57	Class I Director
Ronald J. Korn(1)	71	Class II Director
Christiana L. Lin	41	EVP, General Counsel and Chief Privacy Officer
Jarl Mohn(2)(3)	59	Class I Director
Kenneth J. Tarpey	58	Chief Financial Officer

(1)	member of audit committee

(2)	member of compensation committee

(3)	member of nominating and governance committee

Magid M. Abraham, Ph.D., one of our co-founders, has served as our President, Chief Executive Officer and as a Director since September 1999. In 1995, Dr. Abraham founded Paragren Technologies, Inc., which specialized in delivering large scale Customer Relationship Marketing systems for strategic and target marketing, and served as its Chief Executive Officer from 1995 to 1999. Prior to founding Paragren, Dr. Abraham was employed by Information Resources, Inc. from 1985 until 1995, where he was President and Chief Operating Officer from 1993 to 1994 and later Vice Chairman of the Board of Directors from 1994 until 1995. In 2008, Dr. Abraham was inducted into the Entrepreneur Hall of Fame and was named an Ernst & Young Entrepreneur of the Year in the Washington DC area. In 2009 he received the AMA’s Parlin Award, a preeminent national honor recognizing one individual annually who has demonstrated “outstanding leadership and sustained impact on advancing the evolving profession of marketing research over an extended period of time.” Dr. Abraham received the Paul Green Award and the William F. O’Dell Award from the American Marketing Association for an article that he co-authored in the Journal of Marketing Research. He received a Ph.D. in Operations Research and an M.B.A. from MIT. He also holds an Engineering degree from the École Polytechnique in France.

Gian M. Fulgoni, one of our co-founders, has served as our Executive Chairman of the Board of Directors since September 1999. Prior to co-founding comScore, Mr. Fulgoni was employed by Information Resources, Inc., where he served as President from 1981 to 1989, Chief Executive Officer from 1986 to 1998 and Chairman of the Board of Directors from 1991 until 1995. Mr. Fulgoni has served on the board of directors of PetMed Express, Inc. since 2002 and previously served from August 1999 through November 2000. Mr. Fulgoni has also served on the board of directors of the Advertising Research Foundation, an industry research organization, since 2008. He also served on the board of directors of Platinum Technology, Inc. from 1990 to 1999, U.S. Robotics, Inc. from 1991 to 1994, and Yesmail.com, Inc. from 1999 to 2000. In 1991 and again in 2004, Mr. Fulgoni was named an Illinois Entrepreneur of the Year, the only person to have twice received the honor. In 1992, he received the Wall Street Transcript Award for outstanding contributions as Chief Executive Officer of Information Resources, Inc. in enhancing the overall value of that company to the benefit of its shareholders. In 2008, Mr. Fulgoni was inducted into the Chicago Entrepreneur Hall of Fame and was named an Ernst & Young Entrepreneur of the Year. Educated in the United Kingdom, Mr. Fulgoni holds an M.A. in Marketing from the University of Lancaster and a B.Sc. in Physics from the University of Manchester.

Gregory T. Dale has served as our Chief Operating Officer since August 2009. Prior to that, he served as our Vice President, Product Management from September 1999 until October 2000 and as our Chief Technology Officer from October 2000 until August 2009. Prior to joining us, he served as Vice President of Client Service at Paragren Technologies, Inc., a company that specialized in enterprise relationship marketing. He holds a B.S. in Industrial Management from Purdue University.

Jeffrey Ganek has served as a director since May 2008. From December 1999 until November 2010, Mr. Ganek also served as chairman of the board of directors and chief executive officer of NeuStar, Inc., which provides clearinghouse services to the telecommunications industry. From December 1995 to December 1999, Mr. Ganek was Senior Vice President and Managing Director of Communications Industry Services at Lockheed Martin, an advanced technology company. From 1993 to 1995, he was Vice President — Asia Operations for Global TeleSystems Group, a communications service provider in Europe and Asia. From 1991 to 1993, Mr. Ganek was Vice President of Marketing at GTE Spacenet, a satellite communications service provider. From 1985 to 1991, he was Director of Marketing and Corporate Development at MCI Communications Corporation, a telecommunications company. From 1976 to 1985, he held management positions at AT&T, a telecommunications company, in Corporate Development, Marketing and Finance. Mr. Ganek holds an M.S. in Public Policy and Management and a B.S. in Economics from Carnegie-Mellon University.

Bruce Golden has served as a director since June 2002. He is a partner at Accel Partners, which he joined in 1997. Mr. Golden has led a number of investments in enterprise software and Internet-related companies while at Accel. He currently serves as a member of the boards of directors of Qlik Technologies Inc., a provider of business intelligence solutions, and Responsys, Inc., a provider of on-demand relationship marketing software, as well as several private companies. Mr. Golden holds an M.B.A. from Stanford University and a B.A. from Columbia University.

William J. Henderson has served as a director since August 2001. Mr. Henderson was the 71st Postmaster General of the United States. He served in that position from May 1998 until his retirement in May 2001. Mr. Henderson also served as the Chief Operations Officer of Netflix, Inc. from January 2006 until February 2007. Mr. Henderson also currently serves on the board of directors of Acxiom Corporation, where he has been a director since June 2001. Mr. Henderson holds a B.S. from the University of North Carolina at Chapel Hill and served in the U.S. Army.

William Katz has served as a director since June 2008. Since June 2004, Mr. Katz has also served as the chairman of the board of directors of Visible World Inc., a privately-held multimedia marketing services provider. From 1996 to 2004, Mr. Katz served as President and Chief Executive Officer of BBDO New York, the flagship office of BBDO Worldwide, the world’s third largest global agency network. Mr. Katz holds a B.A. in Business and Psychology from American University.

Ronald J. Korn has served as a director since November 2005. Since 1991, he has served as the President of Ronald Korn Consulting, which provides business and marketing services. Mr. Korn served as a director, chairman of the audit committee, and member of the loan committee of Equinox Financial Corporation from 1999 until its acquisition in October 2005. Since 2002, he has served as a director, chairman of the audit committee and a member of the compensation and nominating and governance committees of PetMed Express, Inc., and since July 2003, he has served as a director, chairman of the audit committee and a member of the compensation committee of Ocwen Financial Corporation. Prior to that, Mr. Korn was a partner and employee of KPMG, LLP, from 1961 to 1991, where he was the managing partner of KPMG’s Miami office from 1985 until 1991. Mr. Korn holds a B.S. from the Wharton School of Business at the University of Pennsylvania and a J.D. from New York University Law School.

Christiana L. Lin has served as our EVP, General Counsel and Chief Privacy Officer since August 2009. Prior to that, she served as our Deputy General Counsel from February 2001 until March 2003, as our Corporate Counsel and Chief Privacy Officer from March 2003 until January 2006 and as our General Counsel and Chief Privacy Officer from January 2006 until August 2009. Ms. Lin holds a J.D. from the Georgetown University Law Center and a B.A. in Political Science from Yale University.

Jarl Mohn, also known as Lee Masters from his radio career, has served as a director since June 2008. Mr. Mohn has also served on the board of directors of Scripps Network Interactive since June 2008. From December 2003 until July 2008, Mr. Mohn served on the board of directors of CNET Networks, Inc., where he also served as non-executive chairman from October 2006 to July 2008. Mr. Mohn also previously served on the boards of directors of XM Satellite Radio, Inc. from May 2004 to July 2008 and the E.W. Scripps Company from 2002 until 2008. Mr. Mohn was the founding President of Liberty Digital Inc., a publicly traded subsidiary of Liberty Media Group involved in interactive television, cable television networks and Internet enterprises, and served as its Chief Executive Officer from June 1999 to March 2002. Prior to founding Liberty Digital, Mr. Mohn was President and Chief Executive Officer of E! Entertainment Television. From 1986 to 1989, Mr. Mohn was Executive Vice President and General Manager of MTV and VH1. Mr. Mohn’s professional career also includes twenty years in radio. Mr. Mohn attended Temple University, where he studied Mathematics and Philosophy.

Kenneth J. Tarpey has served as our Chief Financial Officer since April 20, 2009. Prior to joining comScore, Mr. Tarpey was Executive Vice President, Chief Financial Officer and Chief Operating Officer of Objectvideo, Inc., a Reston, Virginia-based provider of video surveillance software, from 2003 until April 2009. From 2002 until 2003, Mr. Tarpey was Senior Vice President, Chief Financial Officer and Treasurer of Ai Metrix, Inc., a Herndon, Virginia-based provider of network optimization software. From 1997 until 2001, Mr. Tarpey was Executive Vice President and Chief Financial Officer of Proxicom, a NASDAQ-listed Internet business consulting and development company. Mr. Tarpey holds an M.B.A. from Babson College and a B.A. from College of the Holy Cross.

Board Structure

Our board of directors has eight authorized seats divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Three Class I directors are to be elected at the 2011 annual meeting of stockholders to serve a three-year term expiring at the 2014 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class II and Class III directors will continue to serve their respective terms until the respective 2012 and 2013 annual meetings of stockholders.

Board Leadership Structure

Our board of directors does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, we operate with Dr. Abraham serving as a director and our President and Chief Executive Officer and Mr. Fulgoni serving as our Executive Chairman. Our board of directors believes that because Mr. Fulgoni has unique and extensive experience and understanding of our business, as well as over ten years of experience serving on our board of directors, he is well situated to lead and execute strategy and business plans to maximize shareholder value by having a combined role as both an executive officer as well as our Executive Chairman.

Our board of directors does not have a policy regarding the use of a lead independent director, and we do not presently have a lead independent director.

Standing Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors.

Audit Committee

The audit committee of our board of directors recommends the appointment of our independent registered public accountant, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent registered public accountant, including the results and scope of their audit. The audit committee met eleven times (including telephonic meetings) during 2010.

The audit committee is currently comprised of Ronald J. Korn (chair), William J. Henderson and Jeffrey Ganek, each of whom is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable U.S. Securities and Exchange Commission, or SEC, and NASDAQ rules. Ronald J. Korn is chairman of our audit committee as well as our audit committee financial expert, as currently defined under the SEC rules implementing the Sarbanes-Oxley Act of 2002. We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations.

The audit committee operates under a written charter adopted by the board of directors, a copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Compensation Committee

The compensation committee of our board of directors reviews and recommends to our board of directors the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for our employees. The compensation committee met fourteen times (including telephonic meetings) during 2010.

The compensation committee is currently comprised of William J. Henderson (chair), William Katz and Jarl Mohn, each of whom is independent within the meaning of applicable NASDAQ rules. We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market, and SEC rules and regulations. Our compensation committee may form and delegate authority to subcommittees when appropriate.

The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Nominating and Governance Committee

The nominating and governance committee of our board of directors is responsible for, among other things, reviewing the appropriate size, function and needs of the board of directors; establishing criteria for evaluating and selecting new members of our board of directors, subject to board of directors approval thereof; identifying and recommending to our board of directors for approval individuals qualified to become members of the board of directors; and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The nominating and governance committee met twice (including telephonic meetings during 2010.

The nominating and governance committee currently consists of Bruce Golden (chair), William Katz and Jarl Mohn. We believe that the composition and functioning of our nominating and governance committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, The NASDAQ Global Market and SEC rules and regulations.

The nominating and governance committee operates under a written charter adopted by the board of directors, a current copy of which is available under the “Investor Relations” section of our website, http://www.comscore.com.

Risk Management

Our board of directors has an active role, as a whole and also at the committee level, in overseeing management of our company’s risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our compensation committee is responsible for overseeing management of risks relating to our executive compensation plans and arrangements. Our audit committee oversees management of financial risks. Our nominating and governance committee manages risks associated with the independence of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through committee reports about such risks.

Board of Directors and Committee Meeting Attendance

Our board of directors met seven times (including telephonic meetings) during the year ended December 31, 2010. Each of our incumbent directors has attended at least seventy-five percent (75%) of the aggregate number of meetings held by the board of directors (during the period in 2010 for which he was a director) and the aggregate number of meetings held by the committees of the board of directors on which such individual served (during the period in 2010 for which he served as a committee member).

Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance

We encourage, but do not require, our directors to attend our annual meeting of stockholders. Three of our directors attended our 2010 annual meeting of stockholders.

Director Nomination Process and Qualifications

Our nominating and governance committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination. If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. Current members of the board of directors and senior management are then polled for their recommendations. To date, we have not engaged third parties to identify or evaluate potential nominees; however, the committee may do so in the future.

The nominating and governance committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. In accordance with our bylaws, such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock that the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•	any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

While our nominating and governance committee has not established specific minimum qualifications for director candidates, our committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long term interests of our stockholders;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies;

•	adequate time to devote attention to the affairs of our company;

•	an ability to bring balance to our board of directors in light of our company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.

We believe that our board of directors represents a desirable mix of backgrounds, skills, and experiences, and they all share the personal attributes of effective directors described above. While they do not have a formal written policy on director diversity, the nominating and governance committee and our board of directors also consider diversity when reviewing the overall composition of our board of directors, and considering the slate of nominees for annual election to our board of directors and the appointment of individual directors to our board of directors. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity.

Below are some of the specific experiences, qualifications, attributes or skills in addition to the biographical information provided above that led to the conclusion that each person should serve as one of our directors in light of our business and structure:

Magid M. Abraham, Ph.D., is one of our co-founders, President, Chief Executive Officer and a director. Dr. Abraham has over ten years of experience with our business in a variety of roles including research and development, sales and marketing and corporate administration, since its inception. In addition, Dr. Abraham brings his experience as a founder and senior executive of previous successful market-research based companies. Dr. Abraham has a deep understanding of all aspects of our business. He also has significant corporate governance experience through service on other company boards and as an executive with other companies, and he has an extensive educational background.

Gian M. Fulgoni, is one of our co-founders, Executive Chairman and a director. Mr. Fulgoni has over ten years of experience with our business in a variety of roles including research and development, sales and marketing and corporate administration, since its inception. In addition, Mr. Fulgoni brings his experience as a founder and senior executive of previous successful market-research based companies. Mr. Fulgoni has a deep understanding of all aspects of our business. He also has significant corporate governance experience through service on other public company boards and as an executive with other companies, and he has an extensive educational background.

Jeffrey Ganek has served as an executive or a member of the board of directors of several large technology and telecom companies. Mr. Ganek has substantial experience with research and development, sales and marketing and corporate administration of technology companies. He also has significant corporate governance experience through his service on other company boards and as an executive with other companies, and he has an extensive educational background.

Bruce Golden has served as a member of the board of directors of several high technology and internet companies through his role as a venture capitalist. Mr. Golden has substantial experience with advising on the strategic development of technology companies. He also has significant corporate governance experience through his service on other company boards, and he has an extensive educational background.

William J. Henderson has served as an executive or a member of the board of directors of several large technology, data aggregation and multimedia companies. Mr. Henderson has substantial experience marketing and the corporate administration of large businesses. He also has significant corporate governance experience through his service on other company boards, and he has an extensive educational background.

William Katz has also served as an executive of or a member of the board of directors of several marketing and advertising companies. Mr. Katz has extensive experience in those industries, as well as with corporate governance through his service on other boards of directors.

Ronald J. Korn has served as an executive or a member of the board of directors of several large public companies. Mr. Korn has substantial experience as a public accountant, and he has sufficient background to qualify as our audit committee financial expert. He also has significant corporate governance experience through his service on other company boards, and he has an extensive educational background.

Jarl Mohn has also served as an executive of or a member of the board of directors of several multimedia companies. Mr. Katz has extensive experience in that industry, as well as with corporate governance through his service on other boards of directors.

Director and Director Nominee Independence

Our board of directors has determined that each of Messrs. Ganek, Golden, Henderson, Katz, Korn and Mohn is independent under the rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the audit committee, compensation committee and nominating and governance committee is an independent director in accordance with those standards. There were no related person transactions considered in the last fiscal year in the determination of the independence of the directors.

Compensation Committee Interlocks and Insider Participation

William J. Henderson, William Katz and Jarl Mohn served as our compensation committee during 2010. None of the members of our compensation committee in 2010 was a present or former officer or employee of our company. In addition, during 2010, none of our officers had an “interlock” relationship, as that term is defined by the SEC.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the company, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted under the “Investor Relations” section on our website at http://www.comscore.com.

DIRECTOR COMPENSATION

Director Compensation Policies

Retainers and Meeting Fees

During 2010, our non-employee directors were eligible to receive an annual cash retainer of $25,000 for service generally on our board of directors.

In addition, prior to August 2010, the non-employee chairpersons of certain of the standing committees of our board of directors were eligible to receive additional annual cash retainers. In August 2010, our board of directors conducted a review of our director compensation policies, which considered input from Compensia, the independent outside compensation consultant to our board of directors. Based on this review, our board of directors approved, among other changes, an increase in the levels of the annual cash retainer supplements for non-employee committee chairpersons and members effective as of July 1, 2010 in order to improve the competiveness of the compensation provided to the non-employee members of our board of directors as well as to appropriately reflect the level involvement of our committee members. The additional annual cash retainers for which members or chairperson of certain committees of our board of directors were eligible before and after this increase in 2010 were as follows:

	Prior to July 1,		After July 1,
	2010		2010
Committee	Chairperson	Member	Chairperson	Member

Audit	$10,000	$—	$18,000	$10,000
Compensation	7,500	—	10,000	5,000
Nominating and Governance	—	—	3,000	1,000

In the case of new non-employee directors, these fees are prorated based on when the non-employee director joined our board of directors during the year. Employee directors are not compensated for board of director or committee service in addition to their regular employee compensation.

Other Equity-Based Compensation

Outside directors are also eligible to receive stock awards and option grants under our 2007 Equity Incentive Plan. Since our initial public offering in 2007, our non-employee directors have been and are entitled to an annual grant of restricted stock having a value of $50,000 at the time of grant. In August 2010, our board of directors conducted a review of our director compensation policies, which considered input from Compensia. Based on this review, our board of directors approved, among other changes, an increase in the grant date value of the annual grant of restricted stock to approximately $90,000 in order to improve the competiveness of the compensation provided to the non-employee members of our board of directors as well as to appropriately reflect the level involvement of our committee members.

The total amount of each annual grant of restricted stock shall remain unvested until the earlier of (i) the date of the first annual stockholders’ meeting following the date of grant, (ii) the one year anniversary of the date of grant or (iii) a change of control. The board of directors has discretion to accelerate or modify such vesting schedule due to special circumstances.

Expenses

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements are not included in the table under the subheading “2010 Director Compensation.”

2010 Director Compensation

The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2010. None of the non-employee members of our board of directors received option awards or other compensation in 2010.

	Fees Earned or	Stock
Name	Paid in Cash	Awards($)(1)		Total($)

Jeffrey Ganek	$26,167	$86,664	(2)	$112,831
Bruce Golden	25,250	86,664	(2)	111,914
William J. Henderson	34,375	86,664	(2)	121,039
William Katz	25,500	86,664	(2)	112,164
Ronald J. Korn	35,667	86,664	(2)	122,331
Jarl Mohn	25,500	86,664	(2)	112,164

(1)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”) of stock awards concerning 2010. Assumptions used in the calculation of these award amounts are included in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. The number of shares and the grant date fair value of each stock award included in the awards for which expense are shown in the table above is as follows:

			Number	Grant Date
Name	Award Type	Grant Date	of Shares	Fair Value

Jeffrey Ganek	Restricted Stock	August 26, 2010	2,054	$36,664
	Restricted Stock	July 20, 2010	2,867	$50,000
Bruce Golden	Restricted Stock	August 26, 2010	2,054	$36,664
	Restricted Stock	July 20, 2010	2,867	$50,000
William J. Henderson	Restricted Stock	August 26, 2010	2,054	$36,664
	Restricted Stock	July 20, 2010	2,867	$50,000
William Katz	Restricted Stock	August 26, 2010	2,054	$36,664
	Restricted Stock	July 20, 2010	2,867	$50,000
Ronald J. Korn	Restricted Stock	August 26, 2010	2,054	$36,664
	Restricted Stock	July 20, 2010	2,867	$50,000
Jarl Mohn	Restricted Stock	August 26, 2010	2,054	$36,664
	Restricted Stock	July 20, 2010	2,867	$50,000

(2)	All of our non-employee directors that continued to serve after our 2010 annual meeting of stockholders received annual awards of restricted stock with a fair value calculated in accordance with FASB ASC Topic 718 of approximately $50,000 (as adjusted for rounding of fractional shares, which were excluded). In addition, all of our non-employee directors that continued to serve after our 2010 annual meeting of stockholders received an award of restricted stock with a fair value calculated in accordance with FASB ASC Topic 718 of approximately $36,664 (as adjusted for rounding of fractional shares, which were excluded), which represented an additional grant to increase the total amount granted to each non-employee director in 2010 to an annualized amount of approximately $90,000 following our August 2010 review of director compensation policies. Each of these awards are restricted common stock subject to a right of repurchase by comScore until the earlier of (i) the date of the 2011 annual meeting of our stockholders, (ii) July 20, 2011 or (iii) a change of control.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of our compensation arrangements with our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. Our named executive officers for the year ended December 31, 2010 are Magid M. Abraham, Kenneth J. Tarpey, Gian M. Fulgoni, Gregory T. Dale and Christiana L. Lin. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our Philosophy

The objective of our compensation programs for employees is to attract and retain top talent. Our compensation plans are designed to motivate and reward employees for achievement of positive business results and also to promote and enforce accountability. In determining the compensation arrangement of our named executive officers, we are guided by the following key principles:

•	Attract and Retain Top Talent. Our compensation arrangements should be sufficient to allow us to attract, retain and motivate named executive officers with the necessary skills and talent to successfully manage our business. In order to attract, motivate and retain such executives, we seek to compensate our named executive officers at total compensation levels of at least the 50th percentile of our identified peer group, with opportunities to reward stronger performers at levels as much as the 75th percentile of that peer group.

•	Promote Business Performance Accountability. Compensation should be tied, in part, to the performance of the portion of the business for which a named executive officer is responsible and how that named executive officer’s business unit or area performs and contributes to the overall financial performance of our business.

•	Promote Individual Performance Accountability. Compensation should be tied, in part, to the individual named executive officer’s performance to encourage and reflect individual contributions to our performance.

•	Align Stockholder Interests. Compensation should be tied, in part, to our financial performance through equity awards, which help to align our named executive officers’ interests with those of our stockholders.

Application of our Philosophy

We believe that our executive compensation and benefit program balances short-term and long-term components, cash and equity elements, and fixed and contingent payments. We apply our compensation philosophy using both quantitative and qualitative standards to incentivize our named executive officers and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business and a drive to achieve and exceed established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development and expansion of our business; and

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested.

Our executive compensation structure aims not only to compensate top talent at levels that we believe are generally at the 50th percentile or greater of an identified peer group, but also to be fair relative to compensation paid to other professionals within our organization, relative to our short- and long-term performance results and relative to the value we deliver to our stockholders. In some instances, we may seek to compensate at levels that we believe are at other than the 50th percentile of our identified peer group in the event that our compensation committee believes such compensation structure would be in our best interest to attract the appropriate talent to meet our needs. We seek to maintain a performance-oriented culture with a compensation approach that rewards our executive officers when we achieve and exceed our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved. Our compensation committee considers both qualitative and quantitative factors as measures of individual performance and weights these factors as appropriate in assessing a particular individual’s performance. Overall, our approach is designed to relate the compensation of our named executive officers to the following: the achievement of short- and long-term goals and objectives; their willingness to challenge and improve existing policies and structures; and their capability to take advantage of unique opportunities and overcome difficult challenges within our business.

Role of Our Compensation Committee

Our compensation committee approves, administers and interprets our executive compensation and benefit policies, including our 1999 Stock Plan, our 2007 Equity Incentive Plan and our compensation, incentives and benefits programs. Our compensation committee is appointed by our board of directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent directors” under the listing standards of the NASDAQ Stock Market. Our compensation committee is comprised of Messrs. Henderson, Katz and Mohn, and is chaired by Mr. Henderson.

Our compensation committee reviews and approves our executive compensation and benefit program to ensure that it is consistent with our compensation philosophy and corporate governance guidelines. Our compensation committee also is responsible for establishing the executive compensation packages offered to our named executive officers.

Our compensation committee has taken the following steps to ensure that our executive compensation and benefit program is consistent with both our compensation philosophy and our corporate governance guidelines:

•	regularly reviewed the performance of and the total compensation earned by or awarded to our Chief Executive Officer and Executive Chairman independent of input from them;

•	examined on an annual basis the performance of our other named executive officers with assistance from our Chief Executive Officer and Executive Chairman and approved compensation packages that are believed to be consistent with or more attractive than those generally found in the executive’s marketplace;

•	regularly held executive sessions of compensation committee meetings without management present; and

•	engaged outside compensation consultants to review our executive compensation practices and provide comparison to other opportunities in the marketplaces for our named executive officers in connection with setting compensation for our 2010 bonus target levels and 2010 fiscal year base salaries and equity-award levels.

Utilization of Outside Compensation Consultants

In July 2009, our compensation committee selected and directly engaged the services of a new independent executive compensation consulting firm, Compensia. The committee selected Compensia because Compensia’s primary focus is on technology companies and because of its familiarity and experience in advising the compensation committees for the boards of directors of technology companies. No member of the compensation committee or any named executive officer has any affiliation with Compensia. Compensia has not performed any other work for us, and it has reported directly to the chairman of the compensation committee. Compensia is engaged to conduct an annual compensation study for the compensation committee of our board of directors, including without limitation, selection of a peer group, reporting on our compensation as compared to our peers, and providing recommendations to the compensation committee on adjustments to our compensation plans and approaches to support our compensation philosophy.

Fees of the Compensation Committee Consultants

The aggregate fees billed by Compensia for 2010 to provide advice or recommendations on the amount or form of executive and director compensation did not exceed $120,000 individually or in the aggregate. Compensia did not provide additional services to us or our affiliates during 2010.

Approval of Compensation Consultant Services

In 2009, our board of directors and our management sought to engage a compensation consultant with strong experience with technology companies at similar stages of growth as our company. In 2009, our General Counsel screened and recommended several firms, including Compensia, to serve as the compensation consultant to our compensation committee. The chairman of our compensation committee interviewed representatives from three firms and our compensation committee determined that it would engage Compensia. Our compensation committee directly approved Compensia as its compensation consultant.

Review of Compensation Policies for 2010 Fiscal Year

In the fourth quarter of 2009, as part of our ongoing commitment to link current compensation levels to our compensation philosophy and business strategy, our compensation committee requested that Compensia review our direct compensation, including base salary, total cash compensation and total direct compensation. Also in 2009, our compensation committee requested that Compensia review our identified peer group and recommend appropriate improvements.

Compensia provided a report to the compensation committee in October 2009 with observations and analyses regarding the direct compensation of our named executive officers. The October 2009 study referenced both published compensation survey data of comparably-sized companies and a valuation peer group determined based on inputs from investment banks as well as management input as to companies with whom we compete for executive talent, with median annual revenues of up to twice our annual revenues. All of the companies included in the peer group are providers of digital marketing intelligence or related analytical products and services, marketing services and solutions or survey services. Specifically, the peer group consisted of the following companies:

Internet Brands	Marchex, Inc.	Unica
Kenexa	Omniture, Inc.*	ValueClick
Liquidity Services	SuccessFactors	Web.com
LoopNet	TechTarget
The Knot

*	Omniture was acquired by Adobe Systems Incorporated in October 2009

Our identified peer group for our 2010 compensation changed somewhat from the group previously identified and used. Upon consultation with the compensation committee and management, as well as upon conducting independent research, Compensia recommended the group identified above. The changes in composition from 2009 were due to several factors, including the determination by Compensia to better align our recommended peer group with similarly-sized companies in the technology space with similar growth characteristics as our own business. We also eliminated certain companies from our prior peer group due to the impact of the changing economy on identified firms as well as certain firms existing in the market altogether.

Our compensation committee chose the 50th percentile of this peer group for our compensation components with a view towards what our compensation committee believed to be fair to our named executive officers and to the company as well as consistent with industry practices in the technology sector. In making such determination, our compensation committee considered such factors as the stage of our company’s development, the size and characteristics of our company, based on both headcount and operations and balance sheet characteristics, as well as the expected future characteristics of our business relative to our identified peer group.

Based on the inputs from Compensia and our management as well as their own review, our compensation committee determined that our named executive officers’ compensation package for our 2010 fiscal year continued to fall within the 50th percentile range of the identified peer group for executive compensation, and target annual incentives, total cash compensation and total direct compensation were all in line with market medians, with the flexibility to exceed up to the 75th percentile range of the identified peer group. Our compensation committee further determined that, with the exception of Dr. Abraham, Mr. Dale and Ms. Lin, our named executive officers’ base salaries for our 2010 fiscal year continued to fall within the 50th percentile range of our identified peer group for executive base salary.

Although Dr. Abraham’s base salary was found to be below the 50th percentile range in 2010, our compensation committee determined that Dr. Abraham’s compensation package was heavily weighted in equity compensation. Such equity component was found to have counterbalanced the shortfall in base salary such that Dr. Abraham’s compensation package remained consistent with our compensation philosophy. Moreover, the compensation committee believed that the heavier weighting towards equity compensation would better align Dr. Abraham’s interests with the long-term interests of the company and our stockholders.

As Chief Technology Officer, Mr. Dale’s compensation fell within the 50th percentile range of our identified peer groups for executive base salary. In August 2009, Mr. Dale was promoted without an accompanying cash increase at that time. Additionally, in July 2009, Ms. Lin was promoted to executive vice president, and in December 2009, Ms. Lin assumed the additional responsibility of overseeing our human capital department without an accompanying cash increase at that time. Mr. Dale and Ms. Lin did not receive increases in cash salary in connection with their increased responsibilities at those times, but each was awarded additional restricted stock at such time in order to maintain a total compensation package that was consistent with the 50th percentile for peers with their respective level of responsibility. Moreover, in support of our cash-conservation efforts in 2009, our compensation committee determined to accelerate the vesting of 2,500 shares of restricted stock previously issued to Mr. Dale and Ms. Lin in lieu of additional cash compensation in 2009. On April 22, 2010, based on input received from Compensia, and in consultation with management, our compensation committee determined to adjust Mr. Dale’s and Ms. Lin’s compensation by providing each executive with a 9% increase to their base salary effective May 1, 2010.

In addition, on July 22, 2010, our compensation committee approved restoring the base salary of Mr. Tarpey to the base salary set forth in the terms of his original offer letter effective July 23, 2010. Mr. Tarpey’s salary was reduced in connection with our 2009 cash-conservation activities pursuant to which a number of our senior executives and employees had their salaries reduced temporarily in exchange for certain grants of restricted stock.

Otherwise, because there was no change in responsibilities for the other named executive officers, the compensation committee determined to leave 2010 base salaries for those named executive officers unchanged from 2009.

Our compensation committee believes that our current compensation format and the target levels are consistent with the targeted range of our identified peer group. In reaching these decisions, the compensation committee considered the importance of providing increased incentive opportunities to our named executive officers in equity, which would help better align the long-term incentives of those executives with the incentives of our stockholders.

Components of our Executive Compensation Program

Our executive compensation program consists of three components: base salary, short- and long-term equity incentives (including equity awards in the form of stock options, restricted stock units and/or restricted stock awards) and benefits.

Our compensation committee evaluates executive compensation and strives to apply the mix of these components in a manner that implements our philosophy while meeting our objectives to attract and retain top talent using compensation that is consistent with or more attractive than other opportunities while also adjusting for individual relative performance and responsibilities as well as our business goals. Our compensation committee has no formal policy for allocating compensation among the compensation components described above, but it does strive to set each component at levels that are consistent with the 50th percentile range of our identified peer group.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each named executive officer, as well as to reflect market conditions as indicated by reference to our peer group. As we initially considered our named executive officers’ compensation for 2010, base salary determinations were guided primarily by our objective to provide compensation at levels to attract and retain top talent. In establishing the 2010 base salaries of the named executive officers, our compensation committee and management took into account a number of factors, including the executive’s seniority, position and functional role, level of responsibility and his or her accomplishments against personal and group objectives. In addition, we considered the market for corresponding positions within comparable geographic areas and industries as well as the state of our business and our cash flows. In initially setting 2010 base salaries, the compensation committee and management also compared their assessments to input provided by Compensia.

The base salaries of each of our named executive officers are reviewed on an annual basis and adjustments are made following each fiscal year, within the context of our overall annual merit increase structure, and at other times as appropriate, in each case to reflect performance-based factors, marketplace conditions and the overall performance of our business. We do not apply specific formulas to determine increases. We considered the following when evaluating named executive officers salaries:

•	their achievement of specific objectives established during the prior review;

•	an assessment of their professional effectiveness, consisting of a portfolio of competencies that include leadership, commitment, creativity and organizational accomplishment;

•	their knowledge, skills and abilities, focusing on capabilities, capacity and the ability to drive results; and

•	external factors such as the marketplace for the named executive officers, the state of our business and the condition of the global economy.

Dr. Abraham, our Chief Executive Officer, periodically reviewed the performance of our named executive officers in the context of the factors noted above and recommended to the compensation committee any base salary changes deemed appropriate.

In late 2009, in connection with input provided by Compensia, our compensation committee evaluated the base salaries of our named executive officers for our 2010 fiscal year. Although all of our named executive officers achieved various objectives and demonstrated improvements in their personal capacities during 2009, the compensation committee continued to heavily consider the external market factors and economic conditions in its review of our named executive officers’ respective compensation arrangements. In light of our overall financial performance and the continued general uncertainty of the global economic conditions at that time, as well as the competitive conditions within our peer group and industry, our compensation committee determined at that time to set base salaries of our named executive officers for our 2010 fiscal year at the same level as were set in 2009. However, in April 22, 2010, based on additional input received from Compensia, and in consultation with management, our compensation committee determined to further adjust

Mr. Dale’s and Ms. Lin’s compensation by providing each executive with a 9% increase to their base salary effective May 1, 2010 to reflect increased responsibilities. On July 22, 2010, our compensation committee approved restoring the base salary of Mr. Tarpey to the base salary set forth in the terms of his original offer letter effective July 23, 2010. Otherwise, because there was no change in responsibilities for the other named executive officers, the compensation committee determined to leave 2010 base salaries for those named executive officers unchanged from 2009. Our compensation committee believed that such levels remained consistent with our compensation philosophy of providing executive base salaries at the 50th percentile range of our peer group.

The annual base salaries for 2009 and 2010 for each named executive officer are set forth below:

				Percentage
Name and Principal Position	2009(1)	2010		Change

Magid M. Abraham, Ph.D.	$393,125	$393,125		—
President, Chief Executive Officer and Director
Kenneth J. Tarpey	277,500	300,000	(2)	8.1%
Chief Financial Officer
Gian M. Fulgoni	346,875	346,875		—
Executive Chairman of the Board of Directors
Gregory T. Dale	254,930	277,874	(3)	9.0%
Chief Operating Officer
Christiana L. Lin	231,250	252,063	(4)	9.0%
Executive Vice President, General Counsel and Chief Privacy Officer

(1)	Effective beginning May 1, 2009.

(2)	In July 2010, our compensation committee approved restoring the base salary of Mr. Tarpey to the base salary set forth in the terms of his original offer letter effective July 23, 2010.

(3)	In August 2009, Mr. Dale was promoted to chief operating officer. The 2010 increase in Mr. Dale’s salary reflects his increased responsibilities as compared to during 2009.

(4)	In July 2009, Ms. Lin was promoted to executive vice president, and in December 2009, Ms. Lin assumed the additional responsibility of overseeing our human capital department. The 2010 increase in Ms. Lin’s salary reflects her increased responsibilities as compared to during 2009.

Equity-Based Compensation

Equity-based incentives are primarily guided by our objective of aligning named executive officers with the interests of our stockholders. Grants of stock options, restricted stock units and restricted stock made to executive officers are designed to provide them with incentive to execute their responsibilities in such a way as to generate long-term benefit to us and our stockholders. Through possession of stock options, restricted stock units and shares of restricted stock, our executives participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry based. Additionally, stock options, restricted stock units and shares of restricted stock provide a means of ensuring the retention of named executive officers, in that they are in almost all cases subject to vesting over an extended period of time, often multiple years.

Stock options, restricted stock units and shares of restricted stock are granted periodically, and are typically subject to vesting based on the executive’s continued employment. Historically, most of these grants were designed to vest evenly over four years, beginning on the date of the grant.

We typically use shares of restricted common stock as a form of long-term compensation. Our compensation committee has preferred the use of restricted stock in favor of stock options ever since our common stock has become publicly traded because it results in less dilution of our existing stockholders, it provides some immediate, tangible value to our employees, and it also does not require cash outlay by our employees. At the same time, restricted stock with vesting promotes employee retention while incentivizing our employees to pursue long-term growth initiatives. We expect to continue to predominantly use restricted stock awards in favor of stock options as a form of long-term, stock-based compensation for the foreseeable future.

Upon joining us, each executive is generally granted an initial restricted stock award that is primarily based on competitive conditions applicable to the executive’s specific position. In addition, the compensation committee considers the number of shares subject to equity awards owned by other executives in comparable positions within our company when determining the number of shares to grant to each executive, as well as the number of shares that remain unvested. Based upon input provided by Compensia and reviewed by our compensation committee, we believe this strategy is consistent with the approach of our peer group and, in our compensation committee’s view, is appropriate for aligning the interests of our executives with those of our stockholders over the long term.

Periodic awards to named executive officers are made based on an assessment of their sustained performance over time, their ability to effect results that drive value to our stockholders and their level of responsibility within our organization. Dr. Abraham, our Chief Executive Officer, periodically reviews the performance of our other named executive officers on this basis and recommends any equity awards to our compensation committee. The compensation committee reviews and approves any such recommendations as appropriate.

2010 Executive Incentive Compensation Policy

In February 2010, our compensation committee confirmed that the combined bonus and long-term compensation policies and target levels that we used for our 2009 Executive Long-Term Compensation Policy remained appropriate and therefore remained the same for our 2010 Executive Incentive Compensation Policy. These target levels and the actual amounts paid out were as follows for 2010:

	Value of Short-Term Performance-Based			Value of Long-Term Performance-Based
	Stock Bonus Level for Annual			Stock Bonus Level for Annual
	Performance at Time of Grant			Performance at Time of Grant
Name and Principal Position	Target	Maximum	Actual(1)	Target	Maximum	Actual(1)

Magid M. Abraham, Ph.D.	$196,563	$314,500	$243,599	$589,688	$943,500	$730,797
President, Chief Executive Officer and Director
Kenneth J. Tarpey	91,016	127,422	116,185	273,047	382,266	348,555
Chief Financial Officer
Gian M. Fulgoni	138,750	208,125	171,952	416,250	624,375	515,855
Executive Chairman of the Board of Directors
Gregory T. Dale	54,045	81,068	44,461	162,136	243,203	133,382
Chief Operating Officer
Christiana L. Lin	49,025	73,538	62,513	147,075	220,613	187,538
Executive Vice President, General Counsel and Chief Privacy Officer

(1)	The awards for the 2010 executive compensation policy were paid in the form of restricted stock based on the value of our common stock of $28.02 per share as reported at market close by the NASDAQ Global Market on February 18, 2011, the date of payment, as adjusted for rounding for fractional shares.

These awards were paid out following the end of our 2010 fiscal year. The short-term performance-based stock bonus awards were fully vested upon the grant date. One-third of the shares subject to the award of the long-term performance-based stock bonus awards to each named executive officer shall vest annually beginning on the first anniversary of the grant date until the full amount of the award is vested, subject to continued employment through each of the vesting dates.

Our compensation committee believes that this format and the target levels are consistent with or more attractive than other opportunities in those named executive officers’ respective marketplaces based on their experience in the marketplace as well as insight provided by Compensia.

Under this policy, the award levels established for the 2010 fiscal year for Dr. Abraham and Messrs. Tarpey and Fulgoni were based on a mix of quantitative and qualitative factors, certain of which were the satisfactory completion of specific projects or initiatives. The quantitative milestones varied somewhat from 2009 to reflect the expected financial performance of the company in 2010 as compared to 2009. Our compensation committee selected the targets and the weighting of the targets based on their experience as well as Compensia’s input. The weighting is more heavily weighted towards profitability measures in the interest of incentivizing Dr. Abraham and Messrs. Tarpey and Fulgoni to achieve increased profitable growth for our business as a whole. The 2010 targets for Dr. Abraham and Messrs. Tarpey and Fulgoni were calculated based on the following component factors:

Weight of
Achievement of	Target

Milestones for 2010 earnings before interest taxes, depreciation and amortization, or EBITDA	50%
Milestones for 2010 revenue	30%
Individual qualitative factors such as client retention, personnel retention, strategic milestones	20%

The annual performance targets established for the 2010 fiscal year for Mr. Dale and Ms. Lin were based on each respective named executive officer’s actual salary earned during 2010 and the achievement of qualitative performance factors such as successful completion and integration of strategic transactions, effective management of their respective organizations, the development and release of new technology or product offerings, successful recruiting and development of our human resources and the successful implementation of strategic initiatives.

May 2010 Market-Based Performance Stock Option Awards

In May 2010, following a review of market-based performance equity awards in conjunction with Compensia, our compensation committee approved awards of stock options that were designed to motivate management to drive enterprise value toward a significantly higher market capitalization over the next two years and promote sustainability of such achievement. We refer to these options in this proxy statement as the May 2010 Stock Option Grants. The May 2010 Stock Option Grants were granted effective as of May 4, 2010 with an exercise price of $18.21 per share, to each of the named executive officers employed as of that date, in the amounts listed below:

Number of Shares of
Common Stock
Subject to Stock
Name and Principal Position	Option

Magid M. Abraham, Ph.D.	848,176
President, Chief Executive Officer and Director
Kenneth J. Tarpey	50,891
Chief Financial Officer
Gian M. Fulgoni	63,613
Executive Chairman of the Board of Directors
Gregory T. Dale	46,650
Chief Operating Officer
Christiana L. Lin	33,715
Executive Vice President, General Counsel and Chief Privacy Officer

Each of the May 2010 Stock Option Grants is subject to market-based vesting, whereby 100% of the shares subject to option is eligible to vest in the event that our common stock closing price as reported by the NASDAQ Global Market exceeds an average of $30 per share for a consecutive thirty-day period prior to

May 4, 2012, an event we refer to as the Trigger. Fifty percent (50%) of the shares subject to the options will vest upon achievement of the Trigger and the remaining fifty percent (50%) of the shares subject to the options will vest on the one year anniversary of the achievement of the Trigger, subject to the named executive officer’s continued status as a service provider to us through such dates. The thirty (30)-day price average and bifurcated vesting provisions are intended to promote sustainability of significantly higher market capitalization.

Our compensation committee, with advice from our senior management and input from Compensia, devised the May 2010 Stock Option Grants with a goal of promoting aggressive growth of our business. These awards were designed to incentivize our named executive officers to nearly double the value of our business within the two year period in which the May 2010 Stock Option Grants are eligible to vest. Furthermore, the Trigger is designed to promote sustainable growth. Our compensation committee and our management concluded this was an aggressive growth strategy that could be achieved with significant effort from our named executive officers, particular from our chief executive officer. Accordingly, the preponderance of the May 2010 Stock Option Grants were awarded to Dr. Abraham in recognition of his unique abilities and with a view towards his leadership in achieving the financial results necessary to achieve the target market capitalization.

In the event of (a) an indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty by a named executive officer; (b) a material breach by a named executive officer of his or her duties or of a company policy, including repeated unsatisfactory performance of job duties as determined by our compensation committee or our board of directors; or (c) a commission of any act of dishonesty, embezzlement, theft, fraud or misconduct by a named executive officer with respect to us, any of which in the good faith and reasonable determination of our compensation committee or our board of directors is materially detrimental to us, our business or our reputation, our compensation committee has the right to deny vesting of the option for such named executive officer and cause the option to immediately terminate for no consideration to the individual.

In addition to the market-based vesting conditions, the options may vest in part or entirely upon a change of control, as more fully described under the subsequent heading “Severance and Change of Control Arrangements.”

Benefits and Perquisites

We provide the following benefits to our named executive officers on the same basis as the benefits provided to all our employees:

•	health and dental insurance;

•	life insurance;

•	short-and long-term disability; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

In general, we do not view perquisites as a significant component of our executive compensation structure. However, the compensation committee has the authority to approve perquisites, primarily for retention purposes or to accommodate specific, and usually temporary, circumstances of executives who do not reside near their work locations.

Severance and Change of Control Arrangements

Our named executive officers are parties to various agreements that provide certain benefits to those named executive officers in the event of their termination or a change of control of comScore under certain circumstances or both.

We believe the following arrangements are useful retention tools that are particularly necessary in an industry, such as ours, where there is frequent market consolidation. We recognize that it is possible that we may be subject to a change of control, and that this possibility could result in a sudden departure or distraction of our key executives to the detriment of our business. We believe that the following arrangements help to maintain the continued focus and dedication of our executives to their assigned duties to maximize stockholder value without the distraction that could result from the uncertainty of a change of control.

Change of Control and Severance Agreements

In July 2010, our compensation committee, following consultation with our outside compensation consultant, Compensia, approved Change of Control and Severance Agreements for certain members of the our management, including for each of our current named executive officers.

Each of these Change of Control and Severance Agreements has a three-year initial term with automatic one-year renewals thereafter, and an automatic 12-month extension following the date of a change of control. Each agreement provides that if, prior to a change of control, we terminate such executive’s employment without cause, or such executive resigns from such employment for good reason, then subject to certain covenants such executive would be entitled to the following severance benefits:

•	payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under our plans, policies and arrangements;

•	continuing payments at a rate equal to such executive’s annual base salary then in effect, for the duration of a specified severance period (as identified in the table below for each such executive), to be paid periodically in accordance with our normal payroll policies; and

•	reimbursement of COBRA premiums (or an equivalent cash distribution if the executive’s severance period exceeds the permitted COBRA participation period) until the earlier of the expiration of the specified severance period or the date that each such executive becomes covered under a similar plan.

The table below identifies the severance period specified in the Change of Control and Severance Agreements for each such named executive officer:

Name and Principal Position	Severance Period

Magid M. Abraham, Ph.D. President, Chief Executive Officer and Director	2 years
Kenneth J. Tarpey Chief Financial Officer	6 months for first two years as chief financial officer; thereafter 1.25 years
Gian M. Fulgoni Executive Chairman of the Board of Directors	1.5 years
Gregory T. Dale Chief Operating Officer	1 year
Christiana L. Lin Executive Vice President, General Counsel and Chief Privacy Officer	1 year

Each of the Change of Control and Severance Agreements also provides that if, on or within 12 months after a change of control, such executive’s employment is terminated without cause, or any such executive resigns for good reason, then subject to certain covenants each such executive would be entitled to the following severance benefits:

•	payment of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under our plans, policies and arrangements;

•	a lump sum payment (less applicable withholding taxes) equal to a specified change of control multiple (as identified in the following chart for each such executive) multiplied by such executive’s annual base salary in effect immediately prior to such executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; and

•	reimbursement of COBRA premiums (or an equivalent cash distribution if the executive’s severance period exceeds the permitted COBRA participation period) until the earlier of the expiration of a specified severance period (as identified in the table above for each such executive) or the date that such executive becomes covered under a similar plan.

The table below identifies the change of control multiple specified in the agreements for each such named executive officer:

	Change of Control
Name and Principal Position	Multiple

Magid M. Abraham, Ph.D.	2	x
President, Chief Executive Officer and Director
Kenneth J. Tarpey	1.25	x
Chief Financial Officer
Gian M. Fulgoni	1.5	x
Executive Chairman of the Board of Directors
Gregory T. Dale	1	x
Chief Operating Officer
Christiana L. Lin	1	x
Executive Vice President, General Counsel and Chief Privacy Officer

Each of the agreements with Messrs. Tarpey and Dale and Ms. Lin provides that if each such executive remains employed by or continues to provide services to us through the one-year anniversary of a change of control, one hundred percent (100%) of such executive’s then outstanding and unvested equity awards (excluding the May 2010 Stock Option Grants, which include their own separate acceleration provisions) as of the date of the change of control shall accelerate and become vested in full. The agreements for Dr. Abraham and Mr. Fulgoni provide for accelerated vesting of one hundred percent (100%) of their then outstanding and unvested equity awards (excluding the May 2010 Stock Option Grants, which include their own separate acceleration provisions) upon a change of control. Such single-trigger acceleration is consistent with existing equity awards held by Dr. Abraham and Mr. Fulgoni.

These Change of Control and Severance Agreements supersede any existing severance or change of control provisions included in our named executive officer’s respective employment agreements or letter agreements.

In the event that the benefits under an Agreement would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) or (ii) would be subject the excise tax imposed by Section 4999 of the Code, each such executive would receive such payment as would entitle such executive to receive the greatest after-tax benefit.

The effects of these arrangements are described under “Executive Compensation — Potential Payments upon Termination or Change-in-Control.” We believe that these arrangements will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change of control. We also believe these arrangements are competitive with arrangements offered to senior executives at companies with whom we compete for executive talent and are necessary to the achievement of our business objective of management retention.

May 2010 Stock Option Grants

In addition, the May 2010 Stock Option Grants to each of Dr. Abraham, Messrs. Tarpey, Fulgoni and Dale and Ms. Lin may vest in part or entirely upon a change of control, which for purposes of the options vesting will be generally defined as an acquisition of at least fifty percent (50%) of the voting control of our company, a sale or merger of our company, or the sale of substantially all the assets of comScore. Upon such a change of control, if our common stock closing price as reported by the NASDAQ Global Market exceeds an average of $24.10 per share for the thirty-day period immediately preceding the change of control, fifty percent (50%) of the shares subject to option will vest upon the consummation of the change of control. The percentage of the total shares subject to option that vest upon a change of control increases linearly from fifty percent (50%) at $24.10 per share to one hundred percent (100%) at thirty dollars ($30) per share based on the thirty (30)-day average of our common stock closing price as reported by the NASDAQ Global Market immediately preceding the change of control.

Evolution of our Compensation Approach

Our compensation approach is necessarily tied to our stage of development as a company. Accordingly, the specific direction, emphasis and components of our executive compensation program will continue to evolve as our company and its underlying business strategy continue to grow and develop. For example, we have reduced our executive compensation program’s emphasis on stock options as a long-term incentive component in favor of other forms of equity compensation such as restricted stock awards. Similarly, we continue to revise how we measure senior executive performance to take into account the unique requirements of being a public company, including, but not limited to, strict compliance with the standards of the Sarbanes Oxley Act. In addition, we have engaged an outside compensation consultant since mid-2007 to assist our compensation committee in continuing to evolve our executive compensation program, and we may look to programs implemented by comparable public companies in refining our compensation approach.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with company management. Based on the compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

William J. Henderson, Chairman
William Katz
Jarl Mohn

The foregoing compensation committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Summary Compensation Table

The following table sets forth summary information concerning compensation for the following persons: (i) all persons serving as our chief executive officer during 2010, (ii) all persons serving as our chief financial officer during 2010 and (iii) the three most highly compensated of our other executive officers who received compensation during 2010 of at least $100,000 and who were executive officers on December 31, 2010. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

							Equity		Non-Equity
			Stock		Option		Incentive Plan		Incentive Plan		All Other
Name and Principal			Awards		Awards		Compensation		Compensation		Compensation		Total
Position	Year	Salary($)	($)(1)		($)(1)		($)(1)		($)		($)		($)

Magid M. Abraham, Ph.D.	2010	$393,125	—		$5,195,078	(2)	$974,396	(3)	—		$1,633	(4)	$6,564,232
President, Chief	2009	403,750	$653,849	(5)	—		807,469	(6)	—		61	(7)	1,865,129
Executive Officer and Director	2008	408,333	850,000	(8)	—		—		$183,751	(9)	3,290	(4)	1,445,374
Kenneth J. Tarpey	2010	291,250	—		311,707	(2)	464,740	(3)	—		2,135	(4)	1,069,832
Chief Financial Officer	2009	200,384	1,165,895	(5)(10)	—		250,426	(6)	—		61	(7)	1,616,766
Gian M. Fulgoni	2010	346,875	—		389,630	(2)	687,807	(3)	—		61	(7)	1,704,573
Executive Chairman of the	2009	356,250	452,686	(5)	—		569,967	(6)	—		61	(7)	1,378,964
Board of Directors	2008	362,500	562,492	(8)	—		—		168,126	(9)	4,162	(4)	1,097,280
Gregory T. Dale	2010	270,226	—		285,731	(2)	177,843	(3)	—		1,871	(4)	735,671
Chief Operating Officer	2009	261,820	619,236	(5)(11)	—		184,285	(6)	—		61	(7)	1,065,402
	2008	272,999	200,008	(8)	—		—		51,401	(9)	3,161	(4)	527,569
Christiana L. Lin	2010	245,125	30,340	(12)	206,505	(2)	250,050	(3)	—		1,199	(4)	733,219
Executive Vice President,	2009	237,500	331,608	(5)(13)	—		180,462	(6)	—		61	(7)	749,631
General Counsel and	2008	241,667	200,008	(8)	—		—		49,078	(9)	3,161	(4)	493,914
Chief Privacy Officer

(1)	Amounts represent the aggregate grant date fair value of awards or equity plan compensation computed in accordance with Compensation-Stock Compensation (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are described in Note 10 to the consolidated financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Represents a one-time award of stock options in May 2010 to key senior employees, including named executive officers. Each award is entirely subject to market-based vesting, whereby 100% of the shares subject to option are eligible to vest in the event that our common stock closing price as reported by the NASDAQ Global Market exceeds an average of $30 per share for a consecutive thirty-day period prior to May 4, 2012. For further discussion of these awards, see the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Short- and Long-Term Equity-Based Compensation — May 2010 Market-Based Performance Stock Option Awards.”

(3)	Represents awards of restricted stock according to certain target levels for each named executive officer pursuant to the provisions of our 2010 Executive Long-Term Compensation Policy. Awards under such policy relating to 2010 performance were paid in February 2011 following approval by our compensation committee.

(4)	Includes discretionary matching contributions by us to the officer’s 401(k) plan account and payment of life insurance premiums paid on behalf of the named executive officers.

(5)	Includes (i) a one-time award of restricted stock issued to key senior employees, including named executive officers, to promote retention given expected challenges during 2009 and (ii) a one-time May 1, 2009 award of restricted stock in connection with our April 2009 reduction in salaries.

(6)	In February 2009, our compensation committee determined to consolidate our annual bonus policy for our 2009 fiscal year with our long-term incentive compensation policy. Accordingly, our named executive officers were awarded restricted stock according to certain target levels based on each named executive officer’s respective base salary levels. There was no cash component of these equity incentive awards paid to our named executive officers. Awards under such policy relating to 2009 performance were paid in February 2010 following approval by our compensation committee.

(7)	Includes payment of life insurance premiums paid on behalf of the named executive officer.

(8)	In December 2007 our compensation committee approved guidelines for restricted stock awards to be granted in the first quarter of 2008 based on each executive’s respective 2008 base salary as well as the number of shares held by each named executive officers that remain unvested as part of our long-term compensation policy. On February 18, 2008, our compensation committee approved specific restricted common stock awards for our executives using the targets established in December 2007, as well as factors such as the number of unvested shares remaining from option grants previously awarded to the executive and the amount of restricted common stock awarded to an executive that remains subject to a right of repurchase.

(9)	Amounts represent compensation paid in a combination of cash and stock-based compensation to our named executive officers pursuant to our executive compensation bonus policy for 2008. Payments under such policy were paid in February 2009 following approval by our compensation committee. Equity awards included in such amounts are included based on the aggregate grant date fair value of equity compensation computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 10 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(10)	Includes an award of 85,000 shares of restricted stock with a grant date fair value computed in accordance with FASB ASC Topic 718 of approximately $1,150,900 granted on April 20, 2009, the start date of Mr. Tarpey’s employment as our Chief Financial Officer.

(11)	Mr. Dale was promoted to Chief Operating Officer within the company on September 14, 2009. In connection with such promotion, Mr. Dale was awarded an additional 30,000 shares of restricted stock on November 15, 2009 with a grant date fair value computed in accordance with FASB ASC Topic 718 of approximately $482,400, which amount is included in the referenced item.

(12)	Includes a one-time award of restricted stock issued to key senior employees to promote retention.

(13)	Ms. Lin was promoted to Executive Vice President within the company on September 14, 2009. In connection with such promotion, Ms. Lin was awarded an additional 15,000 shares of restricted stock on August 15, 2009 with a grant date fair value computed in accordance with FASB ASC Topic 718 of approximately $210,150, which amount is included in the referenced item.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards to named executive officers in 2010.

					All Other		All Other
					Stock		Option
					Awards:		Awards:			Grant Date
		Estimated Future Payouts Under Equity			Number of		Number of		Exercise or	Fair Value of
		Incentive Plan Awards(1)			Shares of		Shares of		Base Price of	Stock and
	Grant	Threshold	Target	Maximum	Stock		Stock		Option Awards	Option Awards
Name	Date	($)	($)	($)	(#)		(#)		($/Sh)	(2)

Magid M. Abraham, Ph.D.	—	—	$786,250	$1,258,000	—		—		—	—
	2/18/10	—	—	—	53,228	(3)	—		—	$807,469
	5/4/10	—	—	—	—		848,176	(4)	$18.21	5,195,078
Kenneth J. Tarpey	—	—	375,000	720,000	—		—		—	—
	2/18/10	—	—	—	16,508	(3)	—		—	250,426
	5/4/10	—	—	—	—		50,891	(4)	$18.21	311,707
Gian M. Fulgoni	—	—	555,000	832,500	—		—		—	—
	2/18/10	—	—	—	37,572	(3)	—		—	569,967
	5/4/10	—	—	—	—		63,613	(4)	$18.21	389,630
Gregory T. Dale	—	—	203,944	382,395	—		—		—	—
	2/18/10	—	—	—	12,148	(3)	—		—	184,285
	5/4/10	—	—	—	—		46,650	(4)	$18.21	285,731
Christiana L. Lin	—	—	185,000	346,875	—		—		—	—
	2/18/10	—	—	—	2,000	(5)	—		—	30,340
	2/18/10	—	—	—	11,896	(3)	—		—	180,462
	5/4/10	—	—	—	—		33,715	(4)	$18.21	206,505

(1)	The target incentive amounts shown in this column reflect the value of incentive compensation available to our named executive officers pursuant to our 2010 executive long-term compensation policy. The amounts representing the target awards were pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. The policy also provides that the entire bonus amount shall be paid in shares of restricted stock valued at the time of grant. Actual payouts under our 2010 executive long-term compensation policy were approved on February 18, 2010 and are reflected in the Equity Incentive Plan Compensation column of the Summary Compensation Table above for 2010 in each case for each named executive officer.

(2)	Amounts represent fair value of awards granted in the fiscal year as calculated in accordance with FASB ASC Topic 718 and as further described in Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)	The referenced grant was issued as part of our 2009 executive long-term compensation policy earned for the 2009 fiscal year but issued in 2010. This award is reflected in the Non-Equity Incentive Plan Compensation column of the preceding Summary Compensation Table for 2009 for each respective named executive officer.

(4)	The referenced grant is one of the May 2010 Stock Option Grants and is further described in the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Short- and Long-Term Equity-Based Compensation — May 2010 Market-Based Performance Stock Option Awards.” This award is reflected in the Option Awards column of the preceding Summary Compensation Table above for 2010 for each respective named executive officer.

(5)	The referenced grant was a one-time award of restricted stock issued to key senior employees to promote retention and is reflected in the Stock Awards column of the preceding Summary Compensation Table for 2010 for Ms. Lin.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding equity awards held by the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
								Market Value of
	Number of Securities					Number of Shares of		Shares of Stock
	Underlying Unexercised			Option	Option	Stock That		That Have Not
	Options (#)			Exercise	Expiration	Have Not Vested		Vested
Name	Exercisable	Unexercisable		Price($)	Date	(#)		($)(1)

Magid M. Abraham, Ph.D.	200,000	—		$0.25	12/15/2013	25,000	(2)	$558,500
	—	848,176	(3)	18.21	5/4/2012	18,797	(4)	419,925
						54,103	(5)	1,208,661
						39,921	(6)	891,835
Kenneth J. Tarpey	—	50,891	(3)	18.21	5/4/2012	63,750	(7)	1,424,175
						12,381	(8)	276,592
Gian M. Fulgoni	217,891	—		0.25	12/15/2013	18,750	(9)	418,875
	—	63,613	(3)	18.21	5/4/2012	12,439	(10)	277,887
						36,023	(11)	804,754
						28,179	(12)	629,519
Gregory T. Dale	22,925	—		0.25	4/27/2014	4,500	(13)	100,530
	14,400	—		2.45	2/1/2015	4,423	(14)	98,810
	9,000	—		4.50	12/27/2015	9,762	(15)	218,083
	—	46,650	(3)	18.21	5/4/2012	19,500	(16)	435,630
						9,111	(17)	203,540
Christiana L. Lin	2,661	—		0.25	2/17/2014	4,750	(18)	106,115
	10,000	—		4.50	12/27/2015	4,423	(19)	98,810
	208	—		0.25	4/24/2014	9,666	(20)	215,938
	—	33,715	(3)	18.21	5/4/2012	4,500	(21)	100,530
						2,000	(22)	44,680
						8,922	(23)	199,318

(1)	Market value of shares of stock that have not vested is computed based on $22.34 per share, which was the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2010.

(2)	comScore’s right of repurchase lapses for 25,000 shares annually on March 25, contingent upon Dr. Abraham’s continued service as of each such dates.

(3)	Options are subject to market-based vesting, as further described in the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Short- and Long-Term Equity-Based Compensation — May 2010 Market-Based Performance Stock Option Awards.”

(4)	comScore’s right of repurchase lapses for 9,398 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.

(5)	comScore’s right of repurchase lapses for 18,034 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.

(6)	comScore’s right of repurchase lapses for 13,307 shares annually on February 18, contingent upon Dr. Abraham’s continued service as of each such dates.

(7)	comScore’s right of repurchase lapses for 21,250 shares annually on April 20, contingent upon Mr. Tarpey’s continued service as of each such dates.

(8)	comScore’s right of repurchase lapses for 4,127 shares annually on February 18, contingent upon Mr. Tarpey’s continued service as of each such dates.

(9)	comScore’s right of repurchase lapses for 18,750 shares annually on March 25, contingent upon Mr. Fulgoni’s continued service as of each such dates.

(10)	comScore’s right of repurchase lapses for 6,220 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.

(11)	comScore’s right of repurchase lapses for 12,007 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.

(12)	comScore’s right of repurchase lapses for 9,363 shares annually on February 18, contingent upon Mr. Fulgoni’s continued service as of each such dates.

(13)	comScore’s right of repurchase lapses for 4,500 shares annually on March 25, contingent upon Mr. Dale’s continued service as of each such dates.

(14)	comScore’s right of repurchase lapses for 2,212 shares annually on February 18, contingent upon Mr. Dale’s continued service as of each such dates.

(15)	comScore’s right of repurchase lapses for 3,254 shares annually on February 18, contingent upon Mr. Dale’s continued service as of each such dates.

(16)	comScore’s right of repurchase lapses for 7,500 shares annually on August 15, contingent upon Mr. Dale’s continued service as of each such dates.

(17)	comScore’s right of repurchase lapses for 3,037 shares annually on February 18, contingent upon Mr. Dale’s continued service as of each such dates.

(18)	comScore’s right of repurchase lapses for 4,750 shares annually on March 25, contingent upon Ms. Lin’s continued service as of each such dates.

(19)	comScore’s right of repurchase lapses for 2,212 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

(20)	comScore’s right of repurchase lapses for 3,222 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

(21)	comScore’s right of repurchase lapses for 3,750 shares annually on August 15, contingent upon Ms. Lin’s continued service as of each such dates.

(22)	comScore’s right of repurchase lapses for 500 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

(23)	comScore’s right of repurchase lapses for 2,974 shares annually on February 18, contingent upon Ms. Lin’s continued service as of each such dates.

Option Exercises and Stock Vested Table

The following table shows the stock options exercised and value realized upon exercise, as well as all stock awards vested and value realized upon vesting by our named executive officers during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of	Value	Number of
	Shares	Realized on	Shares	Value
	Acquired on	Exercise	Acquired on	Realized on
Name	Exercise (#)	($)(1)	Vesting (#)	Vesting ($)

Magid M. Abraham, Ph.D.	41,099	$897,191	25,000	$383,750	(2)
			9,399	142,583	(3)
			18,034	273,575	(3)
			13,307	201,867	(3)
			5,902	89,533	(3)
			683	12,396	(4)
			1,025	20,305	(5)
			1,026	21,844	(6)
Kenneth J. Tarpey	—	—	21,250	$352,750	(7)
			321	5,826	(4)
			482	9,548	(5)
			483	10,283	(6)
			4,127	62,607	(3)
Gian M. Fulgoni	5,454	118,952	18,750	287,813	(2)
			6,220	94,357	(3)
			12,007	182,146	(3)
			5,240	79,491	(3)
			603	10,944	(3)
			904	17,908	(4)
			905	19,267	(5)
			9,363	142,492	(6)
Gregory T. Dale	2,000	42,246	4,500	69,075	(2)
	75	1,598	2,212	33,556	(3)
	2,000	44,666	3,254	49,363	(3)
	2,700	52,032	1,559	23,650	(3)
	2,700	49,965	443	8,040	(4)
	2,400	44,431	665	13,174	(5)
	300	5,550	665	14,158	(6)
	2,700	50,675	3,000	45,510	(3)
	2,700	61,344	7,500	135,150	(8)
	2,700	51,647	3,037	46,071	(3)
	1,925	41,480
	2,700	59,450
	2,700	53,117
	2,700	60,588
	2,000	46,307
	2,000	43,001
	2,000	42,937
	775	16,700
	2,000	41,118
	2,000	41,418
	1,925	41,024
	2,000	44,820
Christiana L. Lin	—	—	4,750	72,913	(2)
			2,212	33,556	(3)
			3,221	48,863	(3)
			1,380	20,935	(3)
			402	7,296	(4)
			603	11,945	(5)
			603	12,838	(6)
			3,000	45,510	(3)
			3,750	67,575	(8)
			2,974	45,116	(3)

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated by multiplying the number of shares vesting and by the market value of the underlying shares on the vesting date, which was $15.35 per share at market close as listed by the NASDAQ Global Market on March 25, 2010.

(3)	The value realized on vesting is calculated by multiplying the number of shares vesting and by the market value of the underlying shares on the vesting date, which was $15.17 per share at market close as listed by the NASDAQ Global Market on February 18, 2010.

(4)	The value realized on vesting is calculated by multiplying the number of shares vesting and by the market value of the underlying shares on the vesting date, which was $18.15 per share at market close as listed by the NASDAQ Global Market on April 30, 2010.

(5)	The value realized on vesting is calculated by multiplying the number of shares vesting and by the market value of the underlying shares on the vesting date, which was $19.81 per share at market close as listed by the NASDAQ Global Market on July 30, 2010.

(6)	The value realized on vesting is calculated by multiplying the number of shares vesting and by the market value of the underlying shares on the vesting date, which was $21.29 per share at market close as listed by the NASDAQ Global Market on November 15, 2010.

(7)	The value realized on vesting is calculated by multiplying the number of shares vesting and by the market value of the underlying shares on the vesting date, which was $16.60 per share at market close as listed by the NASDAQ Global Market on April 20, 2010.

(8)	The value realized on vesting is calculated by multiplying the number of shares vesting and by the market value of the underlying shares on the vesting date, which was $18.02 per share at market close as listed by the NASDAQ Global Market on August 15, 2010.

Potential Payments Upon Termination or a Change of Control

The following table estimates payments and the value of any accelerated vesting that would have been due to each named executive officer in the event of a change of control, assuming the change of control occurred on December 31, 2010.

	Market Value of Accelerated Equity
Name	(net of exercise price, if any)(1)

Magid M. Abraham, Ph.D.	$3,078,921	(2)(3)
Kenneth J. Tarpey	—	(2)
Gian M. Fulgoni	2,131,035	(2)(3)
Gregory T. Dale	—	(2)
Christiana L. Lin	—	(2)

(1)	Based on an assumed fair market value per share of our common stock of $22.34, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2010.

(2)	Although the May Stock Option Grant held by the referenced named executive officer include single trigger acceleration of vesting upon a change of control, such acceleration requires the price of our common stock to equal or exceed at least $24.10. Based upon our assumed stock price at December 31, 2010 as set forth in footnote (1), no acceleration of such stock options is included.

(3)	Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards (excluding the May 2010 Stock Option Grants, which include their own separate acceleration provisions) become vested in full upon a change of control.

The following table estimates payments as well as the value of any accelerated vesting that would have been due to each named executive officer in the event his employment had been terminated not in connection with a change of control without cause or if such executive resigns without good reason, assuming the termination occurred on December 31, 2010.

			Market Value of
			Accelerated Equity
	Cash Payments		(net of exercise
Name	Salary(1)	COBRA/ Insurance(2)	price, if any)(3)

Magid M. Abraham, Ph.D.	$786,250	$31,221	$3,078,921	(4)(5)
Kenneth J. Tarpey	138,750	7,805	—	(4)
Gian M. Fulgoni	520,313	15,215	2,131,035	(4)(5)
Gregory T. Dale	277,874	15,336	—	(4)
Christiana L. Lin	252,063	15,336	—	(4)

(1)	Salary to be paid at a rate equal to such executive’s annual base salary then in effect, for the duration of a specified severance period, to be paid periodically in accordance with our normal payroll policies.

(2)	COBRA/Insurance payments are estimated based on the number of months of coverage for which we are contractually obligated and the current estimated premium costs.

(3)	Based on an assumed fair market value per share of our common stock of $22.34, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2010.

(4)	Although the May Stock Option Grant held by the referenced named executive officer include single trigger acceleration of vesting upon a change of control, such acceleration requires the price of our common stock to equal or exceed at least $24.10. Based upon our assumed stock price at December 31, 2010 as set forth in footnote (3), no acceleration of such stock options is included.

(5)	Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards (excluding the May 2010 Stock Option Grants, which include their own separate acceleration provisions) become vested in full upon a change of control.

The following table estimates payments as well as the value of any accelerated vesting that would have been due to each named executive officer in the event his employment had been terminated in connection with or within 12 months of a change of control without cause or if such executive resigns without good reason, assuming the termination occurred on December 31, 2010.

			Market Value of
			Accelerated Equity
	Cash Payments		(net of exercise
Name	Salary(1)	COBRA/ Insurance(2)	price, if any)(3)

Magid M. Abraham, Ph.D.	$786,250	$31,221	$3,078,921	(4)(5)
Kenneth J. Tarpey	346,875	23,415	1,700,767	(4)
Gian M. Fulgoni	520,313	15,215	2,131,035	(4)(5)
Gregory T. Dale	277,874	15,336	1,056,593	(4)
Christiana L. Lin	252,063	15,336	765,391	(4)

(1)	Gross amount of lump sum payment (prior to payment of applicable withhold taxes).

(2)	COBRA/Insurance payments are estimated based on the number of months of coverage for which we are contractually obligated and the current estimated premium costs.

(3)	Based on an assumed fair market value per share of our common stock of $22.34, which was the closing price of our common stock as reported by the NASDAQ Global Market on December 31, 2010.

(4)	Although the May Stock Option Grant held by the referenced named executive officer include single trigger acceleration of vesting upon a change of control, such acceleration requires the price of our common stock to equal or exceed at least $24.10. Based upon our assumed stock price at December 31, 2010 as set forth in footnote (3), no acceleration of such stock options is included.

(5)	Dr. Abraham and Mr. Fulgoni are parties to Severance and Change of Control Agreements whereby all of such named executive officer’s outstanding and unvested equity awards (excluding the May 2010 Stock Option Grants, which include their own separate acceleration provisions) become vested in full upon a change of control.

For a further discussion of the agreements pursuant to which our named executive officers are entitled to payments upon a termination or change of control, see the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Severance and Change of Control Arrangements.”

Compensation Risk Assessment

Our compensation committee and management have considered whether our compensation programs for employees create incentives for excessive or unreasonable risks that could have a material adverse effect on us. Our compensation committee believes that our compensation plans are consistent with practices for our industry and that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the audit committee of our board of directors or in some cases by a majority of disinterested directors on our board of directors.

In any transaction involving a related person, our audit committee and our board of directors consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related persons; in the event the related person is a director or nominee for director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s or nominee for director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our audit committee and our board of directors determines whether approval or ratification of the related person transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, if a related person transaction will compromise the independence of one of our directors or nominees for director, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.

Of the transactions described in the following subsection, the employment arrangement with Ms. Abraham and several of the indemnification agreements were entered into prior to the adoption of our audit committee charter. Accordingly, each of those transactions were approved by disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those we could have obtained from unrelated third parties. The transaction with Rapleaf, Inc., or Rapleaf, was ratified by our audit committee after making a determination that the transaction was executed on terms no less favorable than those we could have obtained from unrelated third parties.

The policies and procedures described above for reviewing and approving related person transactions are not in writing. However, the charter for our audit committee provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Officers and Five Percent Stockholders

We believe that there has not been any other transaction or series of transactions during 2010 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” or “Director Compensation” elsewhere in this proxy statement and as described below.

Linda Boland Abraham

Since our inception in 1999, Linda Boland Abraham, the spouse of our President and Chief Executive Officer, Dr. Magid M. Abraham, has been employed in various management positions with us. Most recently, Ms. Abraham has served as our Chief Marketing Officer and Executive Vice President of International Business Development beginning in 2009. During the year ended December 31, 2010, Ms. Abraham earned approximately $202,938 in salary. Also during the year ended December 31, 2010, Ms. Abraham received an award of shares of our restricted stock pursuant to our 2009 Bonus Policy with a fair value at the time of grant of approximately $595,514 that was granted in February 2010.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Services Agreement with RapLeaf

During 2010, we entered into a Data Processing agreement with Rapleaf. Dr. Magid M. Abraham, our President and Chief Executive Officer and a member of our board of directors, was a member of RapLeaf’s board of directors until October 2010. We paid $144,000 pursuant to such agreement during the year ended December 31, 2010. In relation to this counterparty, there was $14,000 included in accounts payable balances as of December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of May 31, 2011, by:

•	each beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of May 31, 2011 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock or options awarded after May 31, 2011. A total of 31,855,346 shares of our common stock were outstanding as of May 31, 2011.

Except as otherwise indicated, the address of each of the persons in this table is c/o comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190.

	Amount
	and Nature of	Percentage of
	Beneficial	Common Stock
Name and Address of Beneficial Owner	Ownership(1)	Outstanding

5% Stockholders:
Blackrock, Inc.(2)	2,143,002	6.7%
Directors and Named Executive Officers:
Magid M. Abraham, Ph.D.(3)	882,503	2.8%
Gian M. Fulgoni(4)	795,045	2.5%
Kenneth J. Tarpey(5)	108,149	*
Gregory T. Dale(6)	99,628	*
Christiana L. Lin(7)	93,232	*
Jeffrey Ganek(8)	10,656	*
Bruce Golden(8)	31,104	*
William J. Henderson(9)	75,787	*
William Katz(8)	10,356	*
Ronald J. Korn(10)	26,587	*
Jarl Mohn(8)	10,356	*
All directors and executive officers as a group (eleven persons)(11)	2,143,403	6.7%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	The information provided in this table is based on our records, information supplied to us by our executive officers, directors and principal stockholders and information contained in Schedules 13D and 13G filed with the SEC.

(2)	This information is derived solely from the Schedule 13G filed with the SEC on February 3, 2011 and effective as of December 31, 2010. BlackRock, Inc. on behalf of its investment advisory subsidiaries has shared voting and dispositive power as to 2,143,002 shares. Includes shares reportedly held by the following subsidiaries of Blackrock, Inc. that are investment advisors: BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Japan Limited, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., Blackrock International Ltd, BlackRock Investment Management UK Ltd, State Street Research & Management Co. The address for Blackrock, Inc. and its subsidiaries is c/o Blackrock, Inc., 40 East 52nd Street, New York, New York 10022.

(3)	Includes 200,000 shares subject to options that are immediately exercisable or exercisable within 60 days of May 31, 2011. Also includes 98,164 shares held directly by Dr. Abraham and 38,559 shares held by Dr. Abraham’s wife, Linda Abraham, each subject to a right of repurchase held by the Company pursuant to restricted stock sale agreements.

(4)	Includes 217,891 shares subject to options that are immediately exercisable or exercisable within 60 days of May 31, 2011. Also includes 67,432 shares subject to a right of repurchase held by the Company pursuant to a restricted stock sale agreement.

(5)	Includes 78,194 shares subject to a right of repurchase held by the Company pursuant to a restricted stock sale agreement.

(6)	Includes 19,325\ shares subject to options that are immediately exercisable or exercisable within 60 days of May 31, 2011. Also includes 39,055 shares subject to a right of repurchase held by the Company pursuant to a restricted stock sale agreement.

(7)	Includes 12,869 shares subject to options that are immediately exercisable or exercisable within 60 days of May 31, 2011. Also includes 42,497 shares subject to a right of repurchase held by the Company pursuant to a restricted stock sale agreement.

(8)	Includes 4,921 shares subject to a right of repurchase held by the Company pursuant to a restricted stock sale agreement.

(9)	Includes 16,000 shares subject to options that are immediately exercisable or exercisable within 60 days of May 31, 2011. Additionally, includes 4,921 shares held directly by Mr. Henderson that are subject to a right of repurchase held by the Company pursuant to restricted stock sale agreements.

(10)	Includes 5,000 shares subject to options that are immediately exercisable or exercisable within 60 days of May 31, 2011. Additionally, includes 4,921 shares held directly by Mr. Korn that are subject to a right of repurchase held by the Company pursuant to restricted stock sale agreements.

(11)	Includes 472,835 shares subject to options that are immediately exercisable or exercisable within 60 days of the May 31, 2011. Also includes 393,427 shares subject to a right of repurchase held by the Company pursuant to restricted stock sale agreements.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain employees of our company hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of certain of our executive officers and directors.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2010, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Securities Exchange Act of 1934, as amended, were met, except that the following reports, although filed, were not filed timely:

Date Filed	Form	Name(s) of Filer(s)	Description

May 5, 2010	4	Magid M. Abraham, Gian M. Fulgoni, Gregory T. Dale and Christiana L. Lin	Filings related to transactions originally occurring on March 25, 2010.
July 30, 2010	3	Jason Parikh	Amended original filing on August 4, 2010 to correct clerical error in original filing regarding total beneficial ownership of shares.
August 17, 2010	4	Kenneth J. Tarpey	Amended original filing on April 12, 2011 to correct clerical error in original filing regarding total beneficial ownership of shares.
November 18, 2010	4	Magid M. Abraham and Jason Parikh	Amended original filings on November 30, 2010 to correct clerical error in original filings regarding vesting schedule of shares.
November 22, 2010	4	Magid M. Abraham, Kenneth J. Tarpey, Gian M. Fulgoni, Gregory T. Dale and Christiana L. Lin	Filings related to transactions originally occurring on November 15, 2010.
December 20, 2010	4	Gian M. Fulgoni	Amended original filing on February 18, 2011 to correct clerical error in original filing regarding vesting schedule of shares.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Related Fees for Fiscal Years 2009 and 2010

The following table sets forth a summary of the fees billed to us by Ernst & Young LLP, our independent registered public accounting firm for the year ending December 31, 2010, for professional services for the fiscal years ended December 31, 2009 and 2010, respectively. All of the services described in the following fee table were approved by the audit committee.

Name	2009	2010

Audit Fees(1)	$1,232,500	1,622,611
Audit-Related Fees(2)	10,000	548,759
Tax Fees(3)	109,501	—
All Other Fees(4)	163,671	206,102

Total Fees	$1,515,672	2,377,472

(1)	Audit fees represent fees for professional services relating to the audit of our financial statements included in our annual reports on Form 10-K and our registration statements on Forms S-3 and S-8, the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and the review of the financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees represent fees related primarily to acquisition and investment activities and other audit services.

(3)	2009 tax fees principally represent fees for professional services for tax compliance and tax advice.

(4)	Other fees consisted of miscellaneous other permissible services not included in the first three categories for 2009 and 2010. These fees represent advisory services in connection with certain accreditations we sought from certain industry associations.

The audit committee meets regularly with Ernst & Young LLP throughout the year and reviews both audit and non-audit services performed by Ernst & Young LLP as well as fees charged for such services. The audit committee has determined that the provision of the services described above is compatible with maintaining Ernst & Young LLP’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

Our audit committee has adopted and our board of directors has approved a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Pursuant to its audit, audit-related and non-audit services pre-approval policy, our audit committee may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. Our audit committee pre-approved all audit related, tax and other services rendered by Ernst & Young LLP in 2009 and 2010.

AUDIT COMMITTEE REPORT

The audit committee is comprised of “independent” directors, as determined in accordance with Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934. The audit committee operates pursuant to a written charter adopted by the board of directors, a copy of which is available under the “Investor Relations” section of our website located at http://www.comscore.com.

As described more fully in its charter, the purpose of the audit committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for our company.

Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to the board of directors for 2010.

The audit committee has:

•	reviewed and discussed our company’s audited financial statements with management and Ernst & Young LLP, the company’s independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from Ernst & Young LLP, disclosures and a letter regarding their independence as required the applicable requirements of the Public Company Accounting Oversight Board requesting Ernst & Young LLP’s communication with the audit committee concerning independence and discussed the auditors’ independence with them.

In addition, the audit committee has met separately with company management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited 2010 financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald J. Korn, Chairman
Jeffrey Ganek
William J. Henderson

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

PROPOSALS TO BE VOTED ON
PROPOSAL NO. 1

ELECTION OF DIRECTORS

Three Class I directors are to be elected at the 2011 annual meeting of stockholders to serve a three-year term expiring at the 2014 annual meeting of stockholders or until their respective successors have been elected and qualified. The Class II and Class III directors will continue to serve their respective terms.

Our nominating and governance committee recommended and our board of directors has nominated:

•	Magid M. Abraham,

•	William Katz, and

•	Jarl Mohn

for election as Class I directors at the 2011 annual meeting of stockholders. All of the nominees are presently directors of comScore. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any nominee is unable or unexpectedly declines to serve as a director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Proxies cannot be voted for more than the three named nominees.

The sections titled “Directors, Executive Officers and Corporate Governance — Directors and Executive Officers” and “Directors, Executive Officers and Corporate Governance — Director Nomination Process and Qualifications” on pages 3-5 and 7-8 of this proxy statement contain more information about the leadership skills and other experiences that caused our nominating and governance committee and our board of directors to determine that these nominees should serve as Class I directors of comScore.

Required Vote

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as Class I directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVEMENTIONED NOMINEES AS CLASS I DIRECTORS PURSUANT TO PROPOSAL NO. 1.

* * * * *

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. Ernst & Young LLP has served as our independent audit firm since 2000 and has audited our financial statements for fiscal years 2000 through 2010. For more information about services provided by Ernst & Young LLP to us as well as our procedures and approvals for approving such services, see “Independent Registered Public Accounting Firm” on page 37 of this proxy statement. A representative of Ernst & Young LLP is expected to be present at our 2010 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain the firm. Even if the appointment is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Required Vote

The affirmative vote of a majority of shares of our common stock present at the 2011 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Abstentions will have the same effect as a vote against this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NO. 2.

* * * * *

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory, non-binding vote of our stockholders with respect to the compensation awarded to our named executive officers for 2010.

Our named executive officer compensation program, as described on pages 11-28 of this proxy statement, is structured around the following goals: to attract and retain top talent; to promote business performance accountability; to promote individual performance accountability; and to align stockholder interests with those of our management team. Our compensation plans are designed to motivate and reward employees for achievement of positive business results and also to promote and enforce accountability.

We believe that our executive compensation and benefit program balances short-term and long-term components, cash and equity elements, and fixed and contingent payments. We apply our compensation philosophy using both quantitative and qualitative standards to incentivize our named executive officers and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business and a drive to achieve and exceed established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development and expansion of our business; and

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested.

Overall, our approach is designed to relate the compensation of our named executive officers to the following: the achievement of short- and long-term goals and objectives; their willingness to challenge and improve existing policies and structures; and their capability to take advantage of unique opportunities and overcome difficult challenges within our business.

The Company requests stockholder approval of the compensation of comScore’s named executive officers for the year ended December 31, 2010, as disclosed pursuant to SEC rules, including the Compensation Discussion and Analysis, the executive compensation tables, and related narrative disclosures included in this proxy statement.

Required Vote

You may vote for or against this foregoing Proposal No. 3, or you may abstain. Approval of this proposal requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at our 2011 annual meeting of stockholders and entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal. Because this vote is advisory, it will not be binding upon our board of directors. However, our board of directors and our compensation committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NO. 3.

* * * * *

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON THE COMPENSATION AWARDED TO OUR NAMED EXECUTIVE OFFICERS

We are seeking an advisory, non-binding vote of our stockholders regarding how often we should present our stockholders with the opportunity to vote on the compensation awarded to our named executive officers (as in Proposal No. 3 preceding). You may elect to have the vote held every year, every two years, or every three years, or you may abstain. We recommend that this advisory vote be held every year, but our stockholders are not voting to approve or disapprove of that recommendation.

Required Vote

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. This vote is advisory only, so will not be binding upon our board of directors. However, our compensation committee values the opinions of our stockholders, and, as such, will consider the outcome of the stockholder vote, along with other relevant factors, in recommending a voting frequency to our board of directors.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR A FREQUENCY OF EVERY YEAR FOR PROPOSAL NO. 4.

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PROPOSAL NO. 5

APPROVAL OF THE AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the 2007 Equity Incentive Plan as amended and restated (referred to herein as the “Amended 2007 Plan”). Along with approving other changes described in the following, we are seeking stockholder approval of the Amended 2007 Plan primarily to enable us to qualify awards under the plan as “performance-based compensation” within the meaning of Section 162(m) of the Code so we may continue to deduct in full for federal income taxes compensation recognized by our executive officers in connection with certain awards granted under the Amended 2007 Plan.

Our board of directors has adopted the Amended 2007 Plan, subject to approval from our stockholders at the 2011 Annual Meeting. If our stockholders approve the Amended 2007 Plan, it will replace the current version of the 2007 Equity Incentive Plan and will continue in effect through its current term ending March 2, 2017, unless terminated earlier by our board of directors. Approval of the Amended 2007 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the 2011 annual meeting. If the stockholders do not approve the Amended 2007 Plan, the current version of the 2007 Equity Incentive Plan will remain in effect through the remainder of its term.

The following summarizes some of the material differences between the Amended 2007 Plan and the 2007 Equity Incentive Plan. This comparative summary is qualified in its entirety by reference to the actual text of the Amended 2007 Plan, set forth as Appendix A.

•	The 2007 Equity Incentive Plan was amended to allow the Company to continue to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the Amended 2007 Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with awards granted under the Amended 2007 Plan to qualify as “performance-based” within the meaning of Section 162(m), the Amended 2007 Plan has been drafted to include limitations to the number of shares that may be granted on an annual basis through individual awards, which is necessary to allow the Company to be eligible to receive income tax deductions under Section 162(m), as follows:

Additional Amount in Connection
Award Type	General Fiscal Year Limit	with Initial Service as an Employee

Stock Options	1,000,000 shares	1,000,000 shares
Stock Appreciation Rights	1,000,000 shares	1,000,000 shares
Restricted Stock	300,000 shares	300,000 shares
Restricted Stock Units	300,000 shares	300,000 shares
Performance Shares	300,000 shares	300,000 shares
Performance Units	$4,000,000	N/A
Deferred Stock Units	Same as underlying Restricted Stock, Restricted Stock Unit, Performance Share, or Performance Unit	Same as underlying Restricted Stock, Restricted Stock Unit, Performance Share, or Performance Unit

•	Specific performance criteria have been added to the Amended 2007 Plan so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn will allow us to be eligible to receive income tax deductions under Section 162(m). The performance criteria are: (i) attainment of research and development milestones, (ii) bookings, (iii) business divestitures and acquisitions, (iv) cash flow (including free cash flow), (v) cash position, (vi) contract awards or backlog, (vii) customer renewals, (viii) customer retention rates from an acquired company, business unit or division, (ix) earnings (which may include earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and net earnings), (x) earnings per share, (xi) expenses, (xii) gross margin, (xiii) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xiv) internal rate of return, (xv) market share, (xvi) net income, (xvii) net profit, (xviii) net sales, (xix) new product development, (xx) new product invention or innovation, (xxi) number of customers, (xxii) operating cash flow, (xxiii) operating expenses, (xxiv) operating income, (xxv) operating margin, (xxvi) overhead or other expense reduction, (xxvii) product defect measures, (xxviii) product release timelines, (xxix) productivity, (xxx) profit, (xxxi) return on assets, (xxxii) return on capital, (xxxiii) return on equity, (xxxiv) return on investment, (xxxv) return on sales, (xxxvi) revenue, (xxxvii) revenue growth, (xxxviii) sales results, (xxxix) sales growth, (xl) stock price, (xli) time to market, (xlii) total stockholder return, and (xliii) working capital. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of a portion of the business, and may be measured relative to a peer group or index.

•	The Amended 2007 Plan permits the Company to grant deferred stock units and dividend equivalents to our employees, consultants and directors.

•	The Amended 2007 Plan eliminates authority of the administrator to implement an “exchange program” This is a program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party. We are making this change to conform to best practices for public company equity plans.

For purposes of clarification, we are not requesting stockholders to approve additional shares be reserved for issuance under the Amended 2007 Plan.

Our board of directors believes that the approval of the Amended 2007 Plan is essential to our continued success. We believe that our employees are our most valuable assets and that the awards permitted under the Amended 2007 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our company goals.

Summary of the Amended 2007 Plan

The following is a summary of the principal features of the Amended 2007 Plan and its operation. The summary is qualified in its entirety by reference to the Amended 2007 Plan itself set forth in Appendix A.

The Amended 2007 Plan provides for the grant of incentive stock options to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares, dividend equivalents and deferred stock units to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. As of May 31, 2011, approximately 1,000 of our employees, directors and consultants would be eligible to participate in the Amended 2007 Plan.

Shares Reserved Under the Amended 2007 Plan.  We initially reserved a total of 1,400,000 shares of our common stock for issuance pursuant to the Amended 2007 Plan, plus (a) any shares that had been reserved but not issued under our Incentive Plan at the time of our initial public offering, and (b) any shares subject to stock options and similar awards granted under the Incentive Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Incentive Plan are forfeited to or repurchased by the Company. The maximum number of shares that may be added to the Amended 2007 Plan from the Incentive Plan is 1,000,000 shares. In addition, our Amended 2007 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with our 2008 fiscal year, equal to the least of:

•	1,800,000 shares of our common stock;

•	4% of the number of shares on the last day of the immediately preceding fiscal year that are outstanding and issuable pursuant to outstanding awards under our equity plans; or

•	such other amount as our board of directors may determine.

If an award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares, performance units, or deferred stock units, is forfeited to or repurchased by us, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Amended 2007 Plan (unless the Plan has terminated). If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting our shares, the administrator will adjust the (i) number and class of shares available for issuance under the Amended 2007 Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards to reflect the change.

As of December 31, 2010, there were 3,620,327 shares reserved for issuance under the Amended 2007 Plan including 2,142,611 shares subject to outstanding awards. On January 1, 2011, the number of shares reserved for issuance under the Amended 2007 Plan was automatically increased by 1,260,942 shares.

Administration of the Amended 2007 Plan.  Our board of directors or a committee of our board administers our Amended 2007 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise.

Options.  The administrator is able to grant nonstatutory stock options and incentive stock options under the Amended 2007 Plan. The administrator determines the number of shares subject to each option, although the Amended 2007 Plan provides that a participant may not receive options to purchase more than 1,000,000 shares in any fiscal year except in connection with an employee’s initial hiring in which case the participant could receive options covering up to an additional 1,000,000 shares, for a total of 2,000,000 shares.

The exercise price of options granted under our Amended 2007 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the terms of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock Appreciation Rights.  Stock appreciation rights may be granted under our Amended 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options. No participant will be granted stock appreciation rights covering more than 1,000,000 shares during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive stock appreciation rights covering up to an additional 1,000,000 shares, for a total of 2,000,000 shares.

Restricted Stock.  Restricted stock may be granted under our Amended 2007 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, but no participant will be granted a right to purchase or acquire more than 300,000 shares of restricted stock during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive awards of restricted stock covering up to an additional 300,000 shares, for a total of 600,000 shares. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units.  Restricted stock units may be granted under our Amended 2007 Plan. Restricted stock units are awards that will result in a payment to a participant at the end of a specified period only if performance goals established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof. The administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 300,000 restricted stock units during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive restricted stock units covering up to an additional 300,000 shares, for a total of 600,000 shares.

Performance Units and Performance Shares.  Performance units and performance shares may be granted under our Amended 2007 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. During any fiscal year, no participant will receive more than 300,000 performance shares or performance units. and no participant will receive performance units having an initial value greater than $4,000,000, except in connection with an employee’s initial hiring in which case the participant could receive performance shares covering up to an additional 300,000 shares, for a total of 600,000 shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Deferred Stock Units.  The administrator will be able to grant deferred stock units, which are awards that consist of a restricted stock, restricted stock unit, performance share or performance unit award that the administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the administrator. Deferred stock units will remain subject to the claims of the Company’s general creditors until distributed to the participant.

Dividend Equivalents.  The administrator will be able to grant dividend equivalents, which is a credit, payable in cash or additional shares, awarded at the discretion of the administrator, to the account of a participant in an amount equal to the cash dividends paid on one share for each share represented by an award. Dividend equivalents may be subject to the same vesting restrictions as apply to a related award.

Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be made subject to the attainment of Performance Goals. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a portion of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) select the performance goals applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards.  Unless the administrator provides otherwise, our Amended 2007 Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Change in Control.  Our Amended 2007 Plan provides that in the event of our change in control, as defined in the Amended 2007 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met. The option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice. In the event the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

Term.  Our Amended 2007 Plan will automatically terminate on March 2, 2017, unless we terminate it sooner. In addition, our board of directors has the authority to amend, alter, suspend or terminate the Amended 2007 Plan provided such action does not impair the rights of any participant without the written consent of such participant.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee or consultant may receive under the Amended 2007 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. As described above, stock options are granted to outside directors pursuant to a formula. The following table sets forth (a) the aggregate number of shares of common stock subject to options granted under the 2007 Equity Incentive Plan during the last fiscal year and (b) the average per share exercise price of such options.

	Number of	Average per Share
Name of Individual or Group	Options Granted	Exercise Price

Magid M. Abraham, Ph.D.	848,176	$18.21
Kenneth J. Tarpey	50,891	18.21
Gian M. Fulgoni	63,613	18.21
Gregory T. Dale	46,650	18.21
Christiana L. Lin	33,715	18.21
All executive officers, as a group	1,043,045	18.21
All directors who are not executive officers, as a group	—	—
All employees who are not executive officers, as a group	—	—

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of Awards granted under the Amended 2007 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Deferred Stock Units. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares, performance units, or deferred stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the

Aaard in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the Award is granted.

Dividend Equivalents.  A participant will recognize taxable income upon the payout of a dividend equivalent.

Tax Effect for Us.  We generally will be entitled to a tax deduction in connection with an Award under the Amended 2007 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended 2007 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Amended 2007 Plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A.  Section 409A of the Code, imposes certain restrictions on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Amended 2007 Plan with a deferral feature, including nonstatutory stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock, will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. In addition, certain states such as California adopted similar provisions.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE AMENDED 2007 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Purpose for Recommending Amendment of the Amended 2007 Plan and Approval of its Material Terms

We believe that the amendments to the Amended 2007 Plan and the approval of its material terms is essential to our continued success. Our employees are our most valuable asset. Stock options and other awards such as those provided under the Amended 2007 Plan will substantially assist us in continuing to attract and retain employees and non-employee directors in the extremely competitive labor markets in which we compete. Such awards are also crucial to our ability to motivate employees to achieve our goals. We will benefit from increased stock ownership by selected executives, other employees and non-employee directors.

Required Vote

You may vote for or against this foregoing Proposal No. 5, or you may abstain. Approval of this proposal requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at our 2011 annual meeting of stockholders and entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL NO. 5.

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OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2011 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors, or any individual member of the board of directors, for any inappropriate correspondence more suitably directed to management.

Stockholder Proposals for 2012 Annual Meeting

Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. For the 2012 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our Corporate Secretary at our offices no later than March 15, 2012, which is 90 days prior to the anniversary of the expected first mailing date of this proxy statement. If our 2012 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2011 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also must comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.

In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2012 annual meeting of stockholders, the proposal must be submitted in writing and received by our Corporate

Secretary at our offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 no later than February 14, 2012, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our proxy statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents without charge to you upon written request to comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Investor Relations. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Appendix A

COMSCORE, INC.

2007 EQUITY INCENTIVE PLAN
(As Amended and Restated June 8, 2011)

1.  Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, Dividend Equivalents and Deferred Stock Units.

2.  Definitions.  As used herein, the following definitions will apply:

(a) ‘‘Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) ‘‘Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Dividend Equivalents and Deferred Stock Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means comScore, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 11

(m) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p) “Dividend Equivalent” means a credit, payable in cash, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(q) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Inside Director” means a Director who is an Employee.

(w) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means a stock option granted pursuant to the Plan.

(z) “Outside Director” means a Director who is not an Employee.

(aa) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award.

(cc) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) attainment of research and development milestones, (ii) bookings, (iii) business divestitures and acquisitions, (iv) cash flow (including free cash flow), (v) cash position, (vi) contract awards or backlog, (vii) customer renewals, (viii) customer retention rates from an acquired company, business unit or division, (ix) earnings (which may include earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and net earnings), (x) earnings per Share, (xi) expenses, (xii) gross margin, (xiii) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xiv) internal rate of return, (xv) market share, (xvi) net income, (xvii) net profit, (xviii) net sales, (xix) new product development, (xx) new product invention or innovation, (xxi) number of customers, (xxii) operating cash flow, (xxiii) operating expenses, (xxiv) operating income, (xxv) operating margin, (xxvi) overhead or other expense reduction, (xxvii) product defect measures, (xxviii) product release timelines, (xxix) productivity, (xxx) profit, (xxxi) return on assets, (xxxii) return on capital, (xxxiii) return on equity, (xxxiv) return on investment, (xxxv) return on sales, (xxxvi) revenue, (xxxvii) revenue growth, (xxxviii) sales results, (xxxix) sales growth, (xl) stock price, (xli) time to market, (xlii) total stockholder return, and (xliii) working capital. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (1) in absolute terms, (2) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (3) on a per-share basis, (4) against the performance of the Company as a whole or a portion of the Company, and (5) on a pre-tax or after-tax basis.

(dd) “Performance Period” means any Fiscal Year of the Company or such shorter or longer period as determined by the Administrator in its sole discretion.

(ee) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ff) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(gg) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(hh) “Plan” means this 2007 Equity Incentive Plan.

(ii) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(jj) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(kk) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ll) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm) “Section 16(b)” means Section 16(b) of the Exchange Act.

(nn) “Service Provider” means an Employee, Director or Consultant.

(oo) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(pp) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(qq) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  Stock Subject to the Plan.

(a) Stock Subject to the Plan.  Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 1,400,000 Shares (following the 1-for-5 reverse stock split of the Company’s outstanding capital stock occurring on June 21, 2007), plus (i) any Shares that, as of the Registration Date, have been reserved but not issued pursuant to any awards granted under the Company’s Incentive Plan (the “Existing Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or similar awards granted under the Existing Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clauses (i) and (ii) equal to 1,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase.  The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2008 Fiscal Year, in an amount equal to the least of (i) 1,800,000 Shares, (ii) 4% of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (iii) such number of Shares determined by the Board.

(c) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.  Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(viii) to modify or amend each Award (subject to Section 21(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(c) regarding Incentive Stock Options);

(ix) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 17;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.  Eligibility.  Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Dividend Equivalents and Deferred Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.  Stock Options.

(a) Limitations.  Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Service Provider; provided, however, no Service Provider will be granted Options covering more than 1,000,000 Shares during any Fiscal Year. In connection with his or her initial service as an Employee, a Service Provider may be granted Options to purchase up to an additional 1,000,000 Shares, which will not count against the limit set forth above. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(c) Term of Option.  The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) any combination of the foregoing methods of payment; or (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.  Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing, for Awards of Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Service Provider will receive more than an aggregate of 300,000 Shares of Restricted Stock; provided, however, that in connection with a Service Provider’s initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Service may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock. The foregoing limitations will be adjusted proportionately in connection with any changes in the Company’s capitalization as described in Section 15. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. Unless otherwise provided by the Administrator, all Shares of Restricted Stock for which restrictions have not lapsed at the time of the Participant’s termination as a Service Provider for any or no reason, will be forfeited and automatically transferred to and reacquired by the Company and will revert to the

Plan and become available for future grant under the Plan upon the date of such termination and the Participant will have no further rights thereunder.

(f) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals.

8.  Restricted Stock Units.

(a) Grant.  Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units. Notwithstanding the foregoing, for Awards of Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Service Provider will receive more than an aggregate of 300,000 Restricted Stock Units; provided, however, that in connection with a Service Provider’s initial service as an Employee, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Service may be granted an aggregate of up to an additional 300,000 Restricted Stock Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(b) Vesting Criteria and Other Terms.  The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units.  Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. Unless otherwise provided by the Administrator, all Restricted Stock Units that have not vested at the time of the Participant’s termination as a Service Provider for any or no reason, will be forfeited to the Company and will revert to the Plan and become available for future grant under the Plan upon the date of such termination and the Participant’s right to receive any Shares or payment thereunder will immediately terminate.

(d) Form and Timing of Payment.  Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The

Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation.  On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.  Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Service Provider will be granted Stock Appreciation Rights covering more than 1,000,000 Shares. Notwithstanding the foregoing limitation, in connection with a Service Provider’s initial service as an Employee, the Service Provider may be granted Stock Appreciation Rights covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(c) Exercise Price and Other Terms.  The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, subject to Section 6(a) of the Plan, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.  Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, provided that during any Fiscal Year for Awards of

Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive more than 300,000 Performance Shares, and (ii) no Participant will receive Performance Units having an initial value greater than $4,000,000. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted up to an additional 300,000 Performance Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

(b) Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms.

(i) General.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(ii) Section 162(m) Performance Objectives.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Units/Shares will be based on the achievement of Performance Goals. In granting Performance Units/Shares which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d) Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share. Unless otherwise provided by the Administrator, all Performance Units/Shares that are unearned or unvested at the time of the Participant’s termination as a Service Provider for any or no reason, will be forfeited to the Company and will revert to the Plan and become available for future grant under the Plan upon the date of such termination and the Participant’s right to receive any Shares or payment thereunder will immediately terminate.

(e) Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11.  Deferred Stock Units.

(a) General.  Deferred Stock Units will consist of Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Awards that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units will remain subject to the claims of the Company’s general creditors until distributed to the Participant.

(b) Code Section 162(m).  Deferred Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code will be subject to the annual Code Section 162(m) limits applicable to the underlying Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 7(b), 8(a) or 10(a), as applicable.

12.  Performance-Based Compensation Under Code Section 162(m).

(a) General.  If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b) Performance Goals.  The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be made subject to the attainment of Performance Goals. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be (A) measured in absolute terms, (B) measured in terms of growth, (C) compared to another company or companies, (D) measured against the market as a whole and/or according to applicable market indices, (E) measured against the performance of the Company as a whole or a segment of the Company and/or (F) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a portion of the Company, or one or more product lines or specific markets and may be measured relative to a peer group or index. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period. In addition, the Administrator will adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(c) Procedures.  To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.

(d) Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

(e) Determination of Amounts Earned.  Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period.

13.  Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one (1) day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.  Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.  Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards.  With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.  Code Section 409A.  It is intended that Awards under this Plan will be either exempt from the application of, or comply with, the requirements of Section 409A so that the grant, payment, settlement or deferral thereof will not be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein shall be interpreted to so comply or be exempt. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to any Participant.

17.  Tax Withholding.

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

18.  No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.  Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.  Term of Plan.  Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.

21.  Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.  Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24.  Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ANNUAL MEETING OF STOCKHOLDERS OF
COMSCORE, INC.
July 26, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available under the “Investor Relations” section at www.comscore.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.   â

■ 20330304030000000000 9	072611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR PROPOSAL 1,
“FOR” PROPOSAL 2, “FOR” PROPOSAL 3, FOR A FREQUENCY OF ONCE EVERY YEAR FOR PROPOSAL 4 AND “FOR” PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

								FOR	AGAINST	ABSTAIN
1.	To elect three (3) Class I members of the board of directors to serve until the 2014 annual meeting of stockholders:				2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011:		☐	☐	☐

								FOR	AGAINST	ABSTAIN
		NOMINEES:			3.	Advisory vote to approve compensation awarded to named executive officers in 2010:		☐	☐	☐
☐	FOR ALL NOMINEES	¡ ¡	Magid M. Abraham William Katz				Every year	Every 2 years	Every 3 years	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Jarl Mohn		4.	Advisory vote to approve the frequency of stockholder votes on compensation awarded to named executive officers:	☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)							FOR	AGAINST	ABSTAIN
					5.
To approve the amendment and restatement of our 2007 Equity Incentive Plan primarily to, among other things, allow the Company to qualify awards granted thereunder as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code:
								☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS HEREIN AND AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSALS HEREIN.

					IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

ANNUAL MEETING OF STOCKHOLDERS OF
COMSCORE, INC.
July 26, 2011
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
Vote online until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card
are available under the “Investor Relations” section at www.comscore.com
ê               Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.               ê

■ 20330304030000000000 9	072611

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR PROPOSAL 1,
“FOR” PROPOSAL 2, “FOR” PROPOSAL 3, FOR A FREQUENCY OF ONCE EVERY YEAR FOR PROPOSAL 4 AND “FOR” PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

								FOR	AGAINST	ABSTAIN
1.	To elect three (3) Class I members of the board of directors to serve until the 2014 annual meeting of stockholders:				2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011:		☐	☐	☐

								FOR	AGAINST	ABSTAIN
		NOMINEES:			3.	Advisory vote to approve compensation awarded to named executive officers in 2010:		☐	☐	☐
☐	FOR ALL NOMINEES	¡ ¡	Magid M. Abraham William Katz				Every year	Every 2 years	Every 3 years	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Jarl Mohn		4.	Advisory vote to approve the frequency of stockholder votes on compensation awarded to named executive officers:	☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)							FOR	AGAINST	ABSTAIN
					5.
To approve the amendment and restatement of our 2007 Equity Incentive Plan primarily to, among other things, allow the Company to qualify awards granted thereunder as “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code:
								☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS HEREIN AND AS SAID PROXIES DEEM ADVISABLE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSALS HEREIN.

					IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

               ■
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
COMSCORE, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 26, 2011
     The undersigned stockholder of comScore, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated June 10, 2011 and hereby appoints Magid M. Abraham and Kenneth J. Tarpey, or one of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of comScore, Inc. to be held on July 26, 2011 at 2:15 p.m., local time at the Company’s office at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 and at any adjournment thereof, and to vote all shares of Common Stock of the Company held of record by the undersigned on May 31, 2011 as hereinafter specified upon the proposals listed, and with discretionary authority upon such other matters as may properly come before the meeting.
The Company’s Annual Report on Form 10-K and Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2010 accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement. These documents can also be accessed under the “Investor Relations” section of the Company’s website at www.comscore.com.
(Continued and to be signed on the reverse side)

■	14475 ■